EXECUTION VERSION

$3,000,000,000
CREDIT AGREEMENT
dated as of April 29, 2022,
by and among
ADVANCED MICRO DEVICES, INC.,
as Borrower,
the Lenders referred to herein,
as Lenders,
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
Swingline Lender and an Issuing Lender
WELLS FARGO SECURITIES, LLC,
BOFA SECURITIES, INC.,
BARCLAYS BANK PLC,
CREDIT SUISSE LOAN FUNDING LLC,
and
JPMORGAN CHASE BANK, N.A.,
as Joint Lead Arrangers and Joint Bookrunners

BANK OF AMERICA, N.A.
BARCLAYS BANK PLC,
CREDIT SUISSE AG, NEW YORK BRANCH,
and
JPMORGAN CHASE BANK, N.A.,
as Co-Syndication Agents,

WELLS FARGO SECURITIES, LLC,
as Sole Sustainability Structuring Agent

157672908_8

Page
i
157672908_8

(continued)
Page

157672908_8

(continued)
Page

157672908_8

(continued)
Page

SECTION 11.20 Acknowledgement and Consent to Bail-In of Affected Financial Institutions	112
SECTION 11.21 Acknowledgement Regarding Any Supported QFCs	112

157672908_8

EXHIBITS
Exhibit A-1	-	Form of Revolving Credit Note
Exhibit A-2	-	Form of Swingline Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Account Designation
Exhibit D	-	Form of Notice of Prepayment
Exhibit E	-	Form of Notice of Conversion/Continuation
Exhibit F	-	Form of Compliance Certificate
Exhibit G	-	Form of Assignment and Assumption
Exhibit H-1	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Lenders)
Exhibit H-2	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Participants)
Exhibit H-3	-	Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)
Exhibit H-4	-	Form of U.S. Tax Compliance Certificate (Foreign Lender Partnerships)
Exhibit I	-	Form of Pricing Certificate

SCHEDULES
Schedule 1.1(a)	-	Existing Letters of Credit
Schedule 1.1(b)	-	Initial L/C Commitments
Schedule 1.1(c)	-	Revolving Credit Commitments and Revolving Credit Commitment Percentages
Schedule 4.17	-	Sustainability Table
Schedule 8.1	-	Existing Liens

v
157672908_8

CREDIT AGREEMENT, dated as of April 29, 2022, by and among ADVANCED MICRO DEVICES, INC., a Delaware corporation (the “Borrower”), the lenders who are party to this Agreement and the lenders who may become a party to this Agreement pursuant to the terms hereof, as Lenders, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders.
STATEMENT OF PURPOSE
WHEREAS, the Borrower has requested, and subject to the terms and conditions set forth in this Agreement, the Administrative Agent and the Lenders have agreed to extend, certain credit facilities to the Borrower.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:
ARTICLE I

DEFINITIONS
SECTION 1.1    Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:
“2021 10-K” means the Borrower’s 10-K filing with the SEC for the Fiscal Year ended December 25, 2021.
“Additional Commitment Lender” has the meaning assigned thereto in Section 4.16(d).
“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.
“Administrative Agent” means Wells Fargo, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 10.6.
“Administrative Agent’s Office” means, the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 11.1(c).
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent Parties” has the meaning assigned thereto in Section 11.1(e).
“Agreement” means this Credit Agreement.
“Anniversary Date” has the meaning assigned thereto in Section 4.16(a).
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower and its Subsidiaries from time to time concerning or relating to bribery or corruption,
157672908_8

including the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.
“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules related to terrorism financing, money laundering, any predicate crime to money laundering or any financial record keeping applicable to the Borrower and its Subsidiaries, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).
“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of Governmental Authorities and all orders and decrees of all courts and arbitrators.
“Applicable Margin” means the corresponding percentages per annum as set forth below based on the Debt Ratings:

Pricing Level	Debt Rating	Commitment Fee	SOFR Loans	Base Rate Loans (including Swingline Loans)
I	A+ or better/A1 or better	0.050%	0.625%	0.000%
II	A/A2	0.065%	0.750%	0.000%
III	A-/A3	0.080%	0.875%	0.000%
IV	BBB+/Baa1	0.090%	1.000%	0.000%
V	BBB or worse/Baa2 or worse	0.125%	1.250%	0.250%

If at any time the Borrower is split-rated and the Debt Ratings differential is one level, the higher Debt Rating will apply and if the Debt Ratings differential is two levels or more, the “Pricing Level” one level higher than the lower Debt Rating will apply. If at any time there is only one Debt Rating, such Debt Rating shall apply. If at any time the Borrower does not have a Debt Rating from at least one of S&P or Moody’s, the applicable “Pricing Level” for such Borrower shall be set at “Pricing Level V”.
Initially, the Applicable Margin shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 5.1(b)(i)(A). Thereafter, each change in the Applicable Margin resulting from a publicly announced change in the Debt Rating shall be effective, on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change.

157672908_8

It is hereby understood and agreed that (x) the Applicable Margin with respect to any Loans payable hereunder shall be adjusted from time to time based upon the Sustainability Rate Adjustment (to be calculated and applied as set forth in Section 4.17) and (y) the Applicable Margin with respect to Commitment Fees payable hereunder shall be adjusted from time to time based upon the Sustainability Commitment Fee Adjustment (to be calculated and applied as set forth in Section 4.17); provided that in no event shall the Applicable Margin with respect to Loans or Commitment Fees be less than zero.

“Applicable Sustainability Pricing Adjustment Period” has the meaning assigned thereto in Section 4.17(a).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, Wells Fargo Securities, LLC, BofA Securities, Inc., Barclays Bank PLC, Credit Suisse Loan Funding LLC and JPMorgan Chase Bank, N.A., each in its capacity as a joint lead arrangers and joint bookrunners.
“Asset Disposition” means the sale, transfer, license, lease or other disposition of any property (including any sale and leaseback transaction, division, merger or disposition of Equity Interests), whether in a single transaction or a series of related transactions, by the Borrower or any Subsidiary thereof.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.8), and accepted by the Administrative Agent, in substantially the form attached as Exhibit G or any other form approved by the Administrative Agent.
“Attributable Indebtedness” means, on any date of determination, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease Obligation.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 4.8(c)(iv).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means 11 U.S.C. §§ 101 et seq.
“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) Adjusted Term SOFR for a one-month tenor in effect on such day plus 1%; each change in

157672908_8

the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or Adjusted Term SOFR, as applicable (provided that clause (c) shall not be applicable during any period in which Adjusted Term SOFR is unavailable or unascertainable).
“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 4.1(a).
“Baseline Amount” has the meaning assigned thereto in the Sustainability Table.
“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.8(c)(i).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then current Benchmark for Dollar denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar denominated syndicated credit facilities.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

157672908_8

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.8(c)(i) and (y) ending at the time that a Benchmark Replacement has replaced the then current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.8(c)(i).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 CFR § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Borrower” has the meaning assigned thereto in the introductory paragraph to this Agreement.
“Borrower Materials” has the meaning assigned thereto in Section 7.2.

157672908_8

“Business Day” means any day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.
“Capital Lease Obligations” of any Person means, subject to Section 1.3(b), the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as finance leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and its Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the Consolidated balance sheet of the Borrower and its Subsidiaries.
“Cash Collateralize” means, to pledge and deposit with, or deliver to the Administrative Agent, or directly to the applicable Issuing Lender (with notice thereof to the Administrative Agent), for the benefit of one or more of the Issuing Lenders, the Swingline Lender or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations or Swingline Loans, cash or deposit account balances or, if the Administrative Agent and the applicable Issuing Lender and the Swingline Lender shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, such Issuing Lender and the Swingline Lender, as applicable. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Change in Control” means an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Equity Interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than fifty percent (50%) of the Equity Interests of the Borrower entitled to vote in the election of members of the board of directors (or equivalent governing body) of the Borrower.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.
“Closing Date” means the date of this Agreement.
“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.
“Commitment Fee” has the meaning assigned thereto in Section 4.3(a).

157672908_8

“Competitor” means any Person that is a bona fide direct competitor of the Borrower or any of its Subsidiaries in the same industry or a substantially similar industry which offers a substantially similar product or service as the Borrower or any of its Subsidiaries.
“Compliance Certificate” means a certificate of the chief financial officer, chief accounting officer, treasurer or assistant treasurer of the Borrower substantially in the form attached as Exhibit F.
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 4.9 and other technical, administrative or operational matters) that the Administrative Agent decides, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides, in consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.
“Consolidated Cash Interest Expense” means for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP, (a) Consolidated Interest Expense paid or payable in cash for such period less (b) net amounts received by the Borrower and its Subsidiaries pursuant to Hedge Agreements in respect of interest rate protection less (c) any debt issuance costs, commissions, fees and expenses incurred and expensed during such period and any amortization of deferred financing costs, commissions, fees and expenses during such period less (d) interest income received in cash for such period.
“Consolidated EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries:
(a)    Consolidated Net Income for such period plus
(b)    the sum of the following, without duplication, to the extent deducted in determining Consolidated Net Income (other than as set forth in clause (b)(v)(C)) for such period:
(i)    total interest expense and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments, and bank and letter of credit fees and costs of surety bonds in connection with financing activities;
(ii)    expense for Taxes measured by net income, profits or capital (or any similar measures), paid or accrued, including federal and state and local income Taxes, foreign income Taxes and franchise Taxes;

157672908_8

(iii)    depreciation and amortization (including amortization of Capitalized Software Expenditures and amortization of deferred financing fees or costs) and other non-cash charges, losses or expenses (including any write-offs or write-downs, but excluding any accrual in respect of bonuses), excluding any non-cash charge, loss or expense that represents an accrual for a cash expense to be taken in a future period and amortization of a prepaid cash item that was paid in a prior period;
(iv)    extraordinary losses (excluding extraordinary losses from discontinued operations);
(v)    (A) unusual and non-recurring cash expenses or charges, (B) costs and expenses in connection with cost saving initiatives, operating expense reductions and other similar initiatives and business optimization and other restructuring and integration costs and (C) the amount of any “run rate” synergies, operating expense reductions and other net cost savings in connection with any Specified Transactions and/or other operating improvement, restructuring, cost savings initiatives or other similar initiatives that have been consummated during the applicable Reference Period (calculated on a pro forma basis as though such synergies, expense reductions and cost savings had been realized on the first day of the period for which Consolidated EBITDA is being determined), net of the amount of actual benefits realized during such period from such actions; provided that (x) such synergies, expense reductions and cost savings are reasonably identifiable, factually supportable, and projected by the Borrower in good faith to be realizable within 24 months following such Specified Transaction, improvement, restructuring, cost saving initiative or other initiative and (y) no such amounts shall be added pursuant to this clause to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise;
(vi)    net losses in the fair market value of non-speculative Hedge Agreements;
(vii)    cash expenses incurred in connection with Asset Dispositions outside of the ordinary course of business;
(viii)    any loss from Asset Dispositions outside the ordinary course of business.
(ix)    expenses, charges or losses covered by indemnification, insurance or other reimbursement obligations and actually reimbursed during such period;
(x)    any net loss included in Consolidated Net Income that is attributable to non-controlling interests in any non-Wholly-Owned Subsidiary of the Borrower or any of its Subsidiaries and any joint venture owned by the Borrower or any of its Subsidiaries;
(xi)    any costs or expense incurred by the Borrower or a Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement to the extent such costs or expenses are non-cash (other than to the extent of any cash expenses with respect to taxes associated with the exercise of such options, equity grants or rights) or are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of the issuance of Equity Interests;
(xii)    losses or discounts on sales of receivables and related assets in connection with any receivables financings (provided, in each case, that if there are any collections in respect of such losses or discounts in any future period, the collections in respect thereof shall be subtracted from Consolidated EBITDA);
(xiii)    (x) any reasonable expenses or charges (other than depreciation or amortization expense) incurred and related to any equity offering, investment, acquisition, Asset Disposition, recapitalization or incurrence (or refinancing) of any Indebtedness, in each case that is not prohibited by this Agreement (whether or not successful) to the extent paid or incurred within 12 months of the completion or termination of any such transaction, including (A) such fees,

157672908_8

expenses or charges related to the Transactions or the Xilinx Transactions or an offering of senior notes of the Borrower and (B) any amendment or other modification of the Transactions and the Borrower’s existing senior notes; and (y) any expenses, charges or losses resulting from any purchase price adjustments made in connection with any investment or acquisition that is not prohibited by this Agreement, including the Xilinx Transactions;
(xiv)    the amount of payments made to option holders, stock holders or restricted stock unit holders of the Borrower or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to shareholders of such person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution; and
(xv)    any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB ASC 715, and any other items of a similar nature; minus
(c)    the sum of the following, without duplication, to the extent included in determining Consolidated Net Income for such period:
(i)    federal, state, local and foreign income Tax credits of the Borrower and its Subsidiaries for such period (to the extent not netted from income Tax expense);
(ii)    any extraordinary gains;
(iii)    non-cash gains (excluding non-cash gains to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior Reference Period) or non-cash items;
(iv)    any cash expense made during such period which represents the reversal of any non-cash charge or expense that was added in a prior period pursuant to clause (b)(iii) above subsequent to the fiscal quarter in which the relevant non-cash expenses, charges or losses were incurred;
(v)    net gains in the fair market value of non-speculative Hedge Agreements;
(vi)    gains or recoveries on sales of receivables and related assets in connection with any receivables financings;
(vii)    any gain from Asset Dispositions outside the ordinary course of business;
(viii)    any net gain included in Consolidated Net Income that is attributable to non-controlling interests in any non-Wholly-Owned Subsidiary of the Borrower or any of its Subsidiaries and any joint venture owned by the Borrower or any of its Subsidiaries; and
(ix)    interest income (including any net payments received by the Borrower and its Subsidiaries with respect to any Hedge Agreement).
“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the most recently completed Reference Period to (b) Consolidated Cash Interest Expense for the most recently completed Reference Period.
“Consolidated Interest Expense” means, for any period, interest expense of the Borrower and its Subsidiaries with respect to all outstanding Indebtedness thereof described in clause (a) of the definition of Indebtedness or expense attributable to Capital Lease Obligations and all net payment obligations pursuant to Hedge Agreements for such period, determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP.

157672908_8

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a Consolidated basis, without duplication, in accordance with GAAP; provided, that in calculating Consolidated Net Income of the Borrower and its Subsidiaries for any period, there shall be excluded (a) the net income (or loss) of any Person (other than a Subsidiary which shall be subject to clause (c) below), in which the Borrower or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid in cash to the Borrower or any of its Subsidiaries by dividend or other distribution during such period, (b) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or any of its Subsidiaries or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries except to the extent included pursuant to the foregoing clause (a), (c) the net income (if positive), of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to the Borrower or any of its Subsidiaries of such net income (i) is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary or (ii) would be subject to any taxes payable on such dividends or distributions, but in each case only to the extent of such prohibition or taxes, and (d) the net income (or loss) of any Subsidiary that is not a Wholly-Owned Subsidiary to the extent such net income (or loss) is attributable to the minority interest in such Subsidiary.
“Consolidated Total Assets” means, as calculated as of any date of determination in accordance with GAAP, total assets of Borrower and its Subsidiaries on a Consolidated basis.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Covered Party” has the meaning assigned thereto in Section 11.21(a).
“Credit Facility” means, collectively, the Revolving Credit Facility, the Swingline Facility and the L/C Facility.
“Debt Rating” means (a) the public corporate family rating of the Borrower for senior unsecured debt as determined by Moody’s from time to time and (b) the public corporate rating of the Borrower for senior unsecured debt as determined by S&P from time to time.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any of the events specified in Section 9.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.
“Defaulting Lender” means, subject to Section 4.15(b), any Lender that (a) has failed to (i) fund all or any portion of the Revolving Credit Loans required to be funded by it hereunder within two Business Days of the date such Revolving Credit Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of participations in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three

157672908_8

Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.15(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Lender, the Swingline Lender and each Lender.
“Disqualified Institution” means, on any date, (a) any Person designated by the Borrower as a “Disqualified Institution” by written notice delivered to Wells Fargo Securities, LLC on or prior to April 5, 2022, (b) any other Person that is a Competitor of the Borrower or any of its Subsidiaries, which Person has been designated by the Borrower as a “Disqualified Institution” by written notice to the Administrative Agent (which such notice shall specify such Person by exact legal name) and posted by the Administrative Agent on the Platform (or otherwise provided by the Administrative Agent to each Lender) not less than five (5) Business Days prior to such date and (c) any Person that is a reasonably identifiable Affiliate (solely on the basis of the name of such Person) of any Person referred to in clauses (a) or (b) above; provided that “Disqualified Institutions” shall not include (i) any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time and (ii) any bona fide debt fund (unless such bona fide debt fund is otherwise a Disqualified Institution) that is engaged in making, purchasing, holding or otherwise investing in commercial loans or similar extensions of credit in the ordinary course of business and for which no personnel involved with a Competitor (x) makes investment decisions for such debt fund or (y) has access to non-public information relating to the Borrower or any Person that forms part of its business (including its Subsidiaries).
“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.
“DQ List” has the meaning assigned thereto in Section 11.8(g)(iv).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any credit institution or investment firm established in any EEA Member Country.

157672908_8

“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.
“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.8(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 11.8(b)(iii)). For the avoidance of doubt, any Disqualified Institution is subject to Section 11.8(g).
“Employee Benefit Plan” means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA that is maintained for employees of the Borrower or any ERISA Affiliate or (b) any Pension Plan or Multiemployer Plan that has at any time within the preceding five (5) years been maintained, funded or administered for the employees of the Borrower or any current or former ERISA Affiliate.
“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to public health or the environment.
“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of public health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.
“Equity Interests” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder.
“ERISA Affiliate” means any Person who together with the Borrower or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
“Erroneous Payment” has the meaning assigned thereto in Section 10.10(a).
“Erroneous Payment Deficiency Assignment” has the meaning assigned thereto in Section 10.10(d).
“Erroneous Payment Impacted Class” has the meaning assigned thereto in Section 10.10(d).
“Erroneous Payment Return Deficiency” has the meaning assigned thereto in Section 10.10(d).

157672908_8

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.
“Event of Default” means any of the events specified in Section 9.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.
“Exchange Act” means the Securities Exchange Act of 1934 (15 U.S.C. § 77 et seq.).
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Revolving Credit Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Revolving Credit Commitment (other than pursuant to an assignment request by the Borrower under Section 4.12(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 4.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.11(g) and (d) any withholding Taxes imposed under FATCA.
“Existing Credit Agreement” means that certain Credit Agreement dated as of June 7, 2019 (as amended, restated, supplemented or otherwise modified) by and among the Borrower, the lenders party thereto and Wells Fargo, as administrative agent.
“Existing Letters of Credit” means those letters of credit existing on the Closing Date and identified on Schedule 1.1(a).
“Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender’s Revolving Credit Commitment Percentage of the L/C Obligations then outstanding, and (iii) such Lender’s Revolving Credit Commitment Percentage of the Swingline Loans then outstanding, or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities implementing such Sections of the Code.
“FDIC” means the Federal Deposit Insurance Corporation.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

157672908_8

“Fee Letters” means (a) the separate fee letter agreement dated April 4, 2022 among the Borrower, Wells Fargo, certain of the Lenders identified therein and the Arrangers, (b) the separate fee letter agreement dated April 4, 2022 among the Borrower, Wells Fargo and Wells Fargo Securities, LLC and (c) any letter between the Borrower and any Issuing Lender (other than Wells Fargo) relating to certain fees payable to such Issuing Lender in its capacity as such.
“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on the last Saturday in December of each calendar year.
“Floor” means a rate of interest equal to 0%.
“Foreign Lender” means a Lender that is not a U.S. Person.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Lender, other than such L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“GHG Emissions” means, with respect to any calendar year, the aggregate metric tons of GHG Scope 1 Emissions (direct) of the Borrower and its Subsidiaries for such calendar year and the aggregate metric tons of absolute GHG Scope 2 Emissions of the Borrower and its Subsidiaries for such calendar year.
“GHG Emissions Reductions” means, with respect to any calendar year, commencing with the calendar year ending December 31, 2022, the GHG Emissions for such calendar year as compared to GHG Emissions reflected in the Baseline Amount as identified on the Sustainability Table, determined in all material respects in conformity with the Standard for Sustainability Reporting and as set forth in the Pricing Certificate.
“GHG Emissions Reductions Target” means, for any calendar year, commencing with the calendar year ending December 31, 2022, the GHG Emissions Reduction Target for such calendar year, as set forth in the Sustainability Table.
“GHG Emissions Reductions Threshold” means, for any calendar year, commencing with the calendar year ending December 31, 2022, the GHG Emissions Reduction Threshold for such calendar year, as set forth in the Sustainability Table.
“GHG Scope 1 Emissions” means absolute direct greenhouse gas emissions from owned or controlled sources of the Borrower and its Subsidiaries, as defined in the Standard for Sustainability Reporting.

157672908_8

“GHG Scope 2 Emissions” means absolute indirect greenhouse gas emissions from electricity, steam, heat and cooling purchased or acquired by the Borrower and its Subsidiaries, as defined in the Standard for Sustainability Reporting.
“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, and all registrations and filings with or issued by, any Governmental Authorities.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation or (e) for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (whether in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in each case, in the ordinary course of business, or customary and reasonable indemnity obligations in connection with any disposition of assets permitted under this Agreement (other than any such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee was made, or if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined by the guaranteeing person in good faith.
“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to public health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed by a Governmental Authority to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, or (f) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.
“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.

157672908_8

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).
“Increase Effective Date” has the meaning assigned thereto in Section 4.13(c).
“Incremental Amendment” has the meaning assigned thereto in Section 4.13(f).
“Incremental Facilities Limit” means $1,000,000,000 less the total aggregate initial principal amount (as of the date of incurrence thereof) of all previously incurred Revolving Credit Commitment Increases.
“Incremental Lender” has the meaning assigned thereto in Section 4.13(b).
“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following:
(a)    all liabilities, obligations and indebtedness of such Person for borrowed money, including obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, of such Person;
(b)    all obligations of such Person to pay the deferred purchase price of property or services of such Person (including all payment obligations under non-competition, earn-out or similar agreements, solely to the extent any such payment obligation under non-competition, earn-out or similar agreements becomes a liability on the balance sheet of such Person in accordance with GAAP), except (i) trade payables arising in the ordinary course of business and (ii) deferred compensation payable to directors, officers and employees of the Borrower or any Subsidiary so long as such compensation: (A) is incurred in the ordinary course of business and pursuant to any incentive compensation plan adopted by the board of directors of the Borrower in the ordinary course of business; and (B) is not evidenced by a note or similar written instrument (other than such incentive compensation plan’s governing documentation or any grant notices issued thereunder);
(c)    the Attributable Indebtedness of such Person with respect to such Person’s Capital Lease Obligations and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);
(d)    all obligations (excluding prepaid interest thereon) of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);
(e)    all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements except trade payables arising in the ordinary course of business), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    all obligations, contingent or otherwise, of such Person relative to the face amount of letters of credit, whether or not drawn, including any Reimbursement Obligation, and banker’s acceptances issued for the account of such Person (less the amount of any cash collateral securing any such letter of credit);
(g)    [reserved];

157672908_8

(h)    all net obligations of such Person under any Hedge Agreements; and
(i)    all Guarantees of such Person with respect to any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. In respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, if such Indebtedness shall not have been assumed by such Person or is limited in recourse to the assets securing such Lien, the amount of such Indebtedness as of any date of determination will be the lesser of (x) the fair market value of such assets as of such date (as determined in good faith by the Borrower) and (y) the amount of such Indebtedness as of such date. The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date. Notwithstanding the foregoing, the term “Indebtedness” shall not include (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller and (iii) Indebtedness of any direct or indirect parent of the Borrower appearing on the balance sheet of the Borrower solely by reason of push down accounting under GAAP.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning assigned thereto in Section 11.3(b).
“Information” has the meaning assigned thereto in Section 11.9.
“Initial Issuing Lender” means (a) Wells Fargo and (b) solely with respect to the Existing Letters of Credit issued by it as set forth on Schedule 1.1(a), Bank of America, N.A.
“Intellectual Property” means, collectively, with respect to the Borrower and its Subsidiaries, all rights, priorities and privileges relating to owned intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including (a) copyrights, patents, patent applications, trademarks, service marks, trade names, trade secrets, know-how and all rights thereunder or in respect thereof, (b) all income, royalties, damages and payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing, including, without limitation, damages or payments for past, present and future infringements of any of the foregoing and (c) all rights corresponding to any of the foregoing, excluding in each case of clauses (a), (b) and (c), any such rights, priorities or privileges arising from licenses of intellectual property to or from the Borrower to their respective Subsidiaries.
“Interest Period” means, as to any SOFR Loan, the period commencing on the date such Loan is disbursed or converted to or continued as a SOFR Loan and ending on the date one (1), three (3) or six (6) months thereafter, in each case as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation and subject to availability; provided that:
(a)    the Interest Period shall commence on the date of advance of or conversion to any SOFR Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;
(b)    if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;
(c)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest

157672908_8

Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;
(d)    no Interest Period shall extend beyond the Maturity Date;
(e)    there shall be no more than ten (10) Interest Periods in effect at any time; and
(f)    no tenor that has been removed from this definition pursuant to Section 4.8(c)(iv) shall be available for specification in any Notice of Borrowing or Notice of Conversion/Continuation.
“Investment Company Act” means the Investment Company Act of 1940 (15 U.S.C. § 80(a)(1), et seq.).
“IRS” means the United States Internal Revenue Service.
“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).
“Issuing Lender” means (a) with respect to Letters of Credit issued hereunder on or after the Closing Date, (i) the Initial Issuing Lenders and (ii) any other Revolving Credit Lender to the extent it has agreed in its sole discretion to act as an “Issuing Lender” hereunder and that has been approved in writing by the Borrower and the Administrative Agent (such approval by the Administrative Agent not to be unreasonably delayed or withheld) as an “Issuing Lender” hereunder, in each case in its capacity as issuer of any Letter of Credit (in each case, through itself or through one of its designated Affiliates or branch offices); provided that the total number of Issuing Lenders under this clause (a) shall not exceed five (5) and (b) with respect to the Existing Letters of Credit, Bank of America, N.A., in its capacity as issuer thereof.
“KPI Metric” means, initially, GHG Emissions Reductions; provided that after giving effect to any Sustainability KPI Amendment, “KPI Metric” shall include the applicable key performance indicator identified in such Sustainability KPI Amendment.
“KPI Metrics Report” means a report prepared by the Borrower that sets forth the calculations for the KPI Metric for a specific calendar year.
“L/C Commitment” means, as to any Issuing Lender, the obligation of such Issuing Lender to issue Letters of Credit for the account of the Borrower or one or more of its Subsidiaries from time to time in an aggregate amount equal to (a) for each of the Initial Issuing Lenders, the amount set forth opposite the name of each such Initial Issuing Lender on Schedule 1.1(b) and (b) for any other Issuing Lender becoming an Issuing Lender after the Closing Date, such amount as separately agreed to in a written agreement between the Borrower and such Issuing Lender (which such agreement shall be promptly delivered to the Administrative Agent upon execution), in each case of clauses (a) and (b) above, any such amount may be changed after the Closing Date in a written agreement between the Borrower and such Issuing Lender (which such agreement shall be promptly delivered to the Administrative Agent upon execution); provided that the L/C Commitment with respect to any Person that ceases to be an Issuing Lender for any reason pursuant to the terms hereof shall be $0 (subject to the Letters of Credit of such Person remaining outstanding in accordance with the provisions hereof).
“L/C Facility” means the letter of credit facility established pursuant to Article III.
“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.
“L/C Participants” means, with respect to any Letter of Credit, the collective reference to all the Revolving Credit Lenders other than the applicable Issuing Lender.

157672908_8

“L/C Sublimit” means the lesser of (a) $200,000,000 and (b) the aggregate amount of the Revolving Credit Commitments.
“Lender” means the Persons listed on Schedule 1.1(c) and any other Person that shall have become a party to this Agreement as a Lender pursuant to an Assignment and Assumption or pursuant to Section 4.13 or 4.16, other than any Person that ceases to be a party hereto as a Lender pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
“Lender Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Lenders, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.5, any other holder from time to time of any of any Obligations and, in each case, their respective successors and permitted assigns.
“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit, which office may, to the extent the applicable Lender notifies the Administrative Agent in writing, include an office of any Affiliate of such Lender or any domestic or foreign branch of such Lender or Affiliate.
“Letter of Credit Application” means an application requesting the applicable Issuing Lender to issue a Letter of Credit in the form specified by the applicable Issuing Lender from time to time.
“Letter of Credit Documents” means with respect to any Letter of Credit, such Letter of Credit, the Letter of Credit Application, a letter of credit agreement or reimbursement agreement and any other document, agreement and instrument required by the applicable Issuing Lender and relating to such Letter of Credit, in each case in the form specified by the applicable Issuing Lender from time to time.
“Letters of Credit” means the collective reference to letters of credit issued pursuant to Section 3.1 and the Existing Letters of Credit.
“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation or other title retention agreement (other than any operating leases) relating to such asset.
“Loan Documents” means, collectively, this Agreement, each Note, each Letter of Credit Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 4.14 of this Agreement and each of the Fee Letters.
“Loans” means the collective reference to the Revolving Credit Loans and the Swingline Loans, and “Loan” means any of such Loans.
“Material Adverse Effect” means, with respect to the Borrower and its Subsidiaries, a material adverse change in, or material adverse effect on (a) the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b)  the rights and remedies, taken as a whole, of the Administrative Agent or any Lender under any Loan Document or (c) the legality, validity, binding effect or enforceability against the Borrower of the Loan Documents to which it is a party, taken as whole.
“Material Subsidiary” means any Subsidiary (or group of Subsidiaries as to which a specified condition applies) that would be a “significant subsidiary” under Rule 1-02(w) of Regulation S-X.
“Maturity Date” means the earliest to occur of (a) April 29, 2027, subject to any extension pursuant to Section 4.16, (b) the date of termination of the entire Revolving Credit Commitment by the Borrower pursuant to Section 2.5, and (c) the date of termination of the Revolving Credit Commitment pursuant to Section 9.2(a).

157672908_8

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 103% of the Fronting Exposure of each of the Issuing Lenders with respect to Letters of Credit issued by it and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 9.2(b), an amount equal to 103% of the aggregate outstanding amount of all L/C Obligations and (c) otherwise, an amount determined by the Administrative Agent and each of the applicable Issuing Lenders that is entitled to Cash Collateral hereunder at such time in their sole discretion.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding five (5) years, or to which the Borrower or any ERISA Affiliate has any liability (contingent or otherwise).
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.2 and (b) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Extending Lender” has the meaning assigned thereto in Section 4.16(b).
“Non-Wholly-Owned Subsidiary” means any Subsidiary of the Borrower that is not Wholly-Owned.
“Notes” means the collective reference to the Revolving Credit Notes and the Swingline Note.
“Notice Date” has the meaning assigned thereto in Section 4.16(b).
“Notice of Account Designation” has the meaning assigned thereto in Section 2.3(b).
“Notice of Borrowing” has the meaning assigned thereto in Section 2.3(a).
“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 4.2.
“Notice of Prepayment” has the meaning assigned thereto in Section 2.4(c).
“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations and (c) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower to the Lenders, the Issuing Lenders or the Administrative Agent, in each case under any Loan Document, with respect to any Loan or Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws, naming the Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents); (b) with respect to

157672908_8

any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.12(b)).
“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
“Participant” has the meaning assigned thereto in Section 11.8(d).
“Participant Register” has the meaning assigned thereto in Section 11.8(d).
“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“Payment Recipient” has the meaning assigned thereto in Section 10.10(a).
“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained, funded or administered for the employees of the Borrower or any ERISA Affiliate, (b) has at any time within the preceding five (5) years been maintained, funded or administered for the employees of the Borrower or any current or former ERISA Affiliates or (c) the Borrower or any ERISA Affiliate has any liability (contingent or otherwise).
“Permitted Liens” means the Liens permitted pursuant to Section 8.1.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Platform” means Debt Domain, Intralinks, SyndTrak or a substantially similar electronic transmission system.
“Pricing Certificate” means a certificate substantially in the form of Exhibit I executed by a Responsible Officer of the Borrower and attaching a true and correct copy of the KPI Metrics Report for the most recently ended calendar year and the calculation worksheet in Annex B thereof and setting forth the Sustainability Commitment Fee Adjustment and the Sustainability Rate Adjustment resulting therefrom as well as the calculations of the percentage change with respect to any KPI Metric for such calendar year compared to the applicable Baseline Amount.

157672908_8

“Pricing Certificate Inaccuracy” has the meaning specified in Section 4.17(d).
“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lenders” has the meaning assigned thereto in Section 7.2.
“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) any Issuing Lender, as applicable.
“Reference Period” means, as of any date of determination, the period of four (4) consecutive fiscal quarters ended on or immediately prior to such date for which financial statements of the Borrower and its Subsidiaries have been delivered to the Administrative Agent hereunder.
“Register” has the meaning assigned thereto in Section 11.8(c).
“Reimbursement Obligation” means the obligation of the Borrower to reimburse any Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Relevant Governmental Body” means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.
“Removal Effective Date” has the meaning assigned thereto in Section 10.6(b).
“Required Lenders” means, at any time, Lenders having Total Credit Exposure representing more than fifty percent (50%) of the Total Credit Exposure of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Resignation Effective Date” has the meaning assigned thereto in Section 10.6(a).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means, as to any Person, the chief executive officer, president, senior vice president, chief financial officer, chief accounting officer, controller, treasurer or assistant treasurer, secretary or assistant secretary of such Person or any other officer of such Person designated in writing by the Borrower or such Person and reasonably acceptable to the Administrative Agent; provided that, to the extent requested thereby, the Administrative Agent shall have received a certificate of such Person certifying as to the incumbency and genuineness of the signature of each such officer. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.
“Revolving Credit Commitment” means (a) as to any Revolving Credit Lender, the obligation of such Revolving Credit Lender to make Revolving Credit Loans to, and to purchase participations in L/C Obligations and Swingline Loans for the account of, the Borrower hereunder in an aggregate principal

157672908_8

amount at any time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on the Register, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including Section 4.13) and (b) as to all Revolving Credit Lenders, the aggregate commitment of all Revolving Credit Lenders to make Revolving Credit Loans, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including Section 4.13). The aggregate Revolving Credit Commitment of all the Revolving Credit Lenders on the Closing Date shall be $3,000,000,000. The Revolving Credit Commitment of each Lender on the Closing Date is set forth opposite the name of such Revolving Credit Lender on Schedule 1.1(c).
“Revolving Credit Commitment Increase” has the meaning assigned thereto in Section 4.13(a).
“Revolving Credit Commitment Percentage” means, with respect to any Lender at any time, the percentage of the total Revolving Credit Commitments of all the Lenders represented by such Lender’s Revolving Credit Commitment. If the Revolving Credit Commitments have terminated or expired, the Revolving Credit Commitment Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments. The Revolving Credit Commitment Percentage of each Lender on the Closing Date is set forth opposite the name of such Lender on Schedule 1.1(c).
“Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Revolving Credit Lender’s participation in L/C Obligations and Swingline Loans at such time.
“Revolving Credit Facility” means the revolving credit facility established pursuant to Article II (including any increase in such revolving credit facility pursuant to Section 4.13).
“Revolving Credit Lenders” means, collectively, all of the Lenders with a Revolving Credit Commitment or if the Revolving Credit Commitment has been terminated, all Lenders having Revolving Credit Exposure.
“Revolving Credit Loan” means any revolving loan made to the Borrower pursuant to Section 2.1, and all such revolving loans collectively as the context requires.
“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing the Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form attached as Exhibit A-1, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
“Revolving Credit Outstandings” means the sum of (a) with respect to Revolving Credit Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swingline Loans, as the case may be, occurring on such date; plus (b) with respect to any L/C Obligations on any date, the aggregate outstanding amount thereof on such date after giving effect to any Extensions of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.
“S&P” means Standard & Poor’s Rating Service, a division of S&P Global Inc. and any successor thereto.
“Sanctioned Country” means at any time, a country, region or territory which is itself (or whose government is) the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, any European member state, Her Majesty’s Treasury, or

157672908_8

other relevant sanctions authority in any jurisdiction in which (i) the Borrower or any of its Subsidiaries or Affiliates is located or conducts business, (ii) in which any of the proceeds of the Extensions of Credit will be used or (iii) from which repayment of the Extensions of Credit will be derived, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by, or acting or purporting to act for or on behalf of, directly or indirectly, any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s) or (d) any Person otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.
“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European member state, Her Majesty’s Treasury, or other relevant sanctions authority in any jurisdiction in which (a) the Borrower or any of its Subsidiaries or Affiliates is located or conducts business, (b) in which any of the proceeds of the Extensions of Credit will be used, or (c) from which repayment of the Extensions of Credit will be derived.
“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Loan” means any Loan bearing interest at a rate based on Adjusted Term SOFR as provided in Section 4.1(a).
“Specified Transactions” means, with respect to any period, any investment, acquisition (including the Xilinx Transactions), sale or other disposition or transfer of assets, equity issuance, incurrence or repayment of Indebtedness (including the Xilinx Transactions), dividend or other distribution with respect to any Equity Interests or purchase, redemption, or termination of any Equity Interests, in each case, to the extent the Borrower or its Subsidiaries pay or receive cash or other assets with a fair market value equal to or greater than the Threshold Amount (as determined by the Borrower in good faith upon the consummation thereof) in connection with such transaction.
“Standard for Sustainability Reporting” means the GHG Protocol, the internationally recognized standard for GHG accounting of companies defining the methodologies for calculating direct and indirect emissions according to the World Resources Institute/World Business Council for Sustainable Development Greenhouse Gas Protocol: A Corporate Accounting and Reporting Standard, Revised  Edition (the GHG Protocol); US EPA (egrid) emission conversion factors for greenhouse gas  company reporting 2020; IEA electricity emissions factors data, (2020); HM UK Government  Conversion Factors for Company Reporting (2020), as amended from time to time.
“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency that has not occurred) to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.

157672908_8

“Sustainability Agent Resignation Effective Date” has the meaning assigned thereto in Section 10.6(e).
“Sustainability Assurance Provider” means an independent global provider of environmental, social and governance reporting assurance services designated by the Borrower and reasonably satisfactory to the Sustainability Structuring Agent applying standards and reaching conclusions not materially less extensive than those commonly associated with an International Standard on Assurance Engagements 3000 assurance engagement or (with respect to GHG Emissions) ISO 14064 verification and validation of greenhouse gas emissions reporting, other than any deviations from such standards notified by the Borrower and reasonably satisfactory to the Sustainability Structuring Agent, and publicly reported by the Borrower and published on an Internet or intranet website to which each Lender and the Administrative Agent have been granted access free of charge (or at the expense of the Borrower).
“Sustainability Baseline Amendment” has the meaning assigned thereto in Section 4.17(j).
“Sustainability Commitment Fee Adjustment” means, with respect to any Pricing Certificate for any calendar year, (a) positive 0.01%, if the KPI Metric for such period as set forth in the Pricing Certificate is less than the GHG Emissions Reductions Threshold for such period, (b) 0.000%, if the KPI Metric for such period as set forth in the Pricing Certificate is greater than or equal to the GHG Emissions Reductions Threshold for such period but less than the GHG Emissions Reductions Target for such period, and (c) negative 0.01%, if the KPI Metric for such period as set forth in the Pricing Certificate is greater than or equal to GHG Emissions Reductions Target for such period.
“Sustainability KPI Amendment” has the meaning assigned thereto in Section 4.17(i).
“Sustainability Pricing Adjustment Date” has the meaning assigned thereto in Section 4.17(a).
“Sustainability Rate Adjustment” means, with respect to any period between Sustainability Pricing Adjustment Dates, (a) positive 0.05%, if the KPI Metric for such period as set forth in the Pricing Certificate is less than the GHG Emissions Reductions Threshold for such period, (b) 0.000%, if the KPI Metric for such period as set forth in the Pricing Certificate is greater than or equal to the GHG Emissions Reductions Threshold for such period but less than the GHG Emissions Reductions Target for such period, and (c) negative 0.05%, if the KPI Metric for such period as set forth in the Pricing Certificate is greater than or equal to GHG Emissions Reductions Target for such period.
“Sustainability Report” means the Borrower’s annual corporate and social responsibility/environmental, social and governance report, prepared in a manner consistent with the Standard for Sustainability Reporting, publicly reported by the Borrower and published on an Internet or intranet website to which each Lender and the Administrative Agent have been granted access free of charge (or at the expense of the Borrower) as audited by the Sustainability Assurance Provider, it being understood and agreed that the audit of the Sustainability Assurance Provider will be limited to assurance of the contents of such report itself with respect to GHG Scope 1 Emissions and GHG Scope 2 Emissions and that the Sustainability Assurance Provider shall not be required to, nor shall the Borrower be required to obtain, an audit or verification of the GHG Emissions Reduction or any calculation set forth in the Pricing Certificate, including any Sustainability Rate Adjustment or Sustainability Commitment Fee Adjustment.
“Sustainability Structuring Agent” means Wells Fargo Securities, LLC or any successor entity appointed to such role in accordance with Section 4.17(h) or Section 10.6.
“Sustainability Table” means the Sustainability Table set forth in Schedule 4.17.
“Sustainability Threshold Adjustment” has the meaning assigned thereto in Section 4.17(c).
“Sweep Arrangement” has the meaning assigned thereto in Section 2.2(a).
“Swingline Commitment” means the lesser of (a) $200,000,000 and (b) the aggregate amount of the Revolving Credit Commitments.

157672908_8

“Swingline Facility” means the swingline facility established pursuant to Section 2.2.
“Swingline Lender” means Wells Fargo in its capacity as swingline lender hereunder or any successor thereto.
“Swingline Loan” means any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.2, and all such swingline loans collectively as the context requires.
“Swingline Note” means a promissory note made by the Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form attached as Exhibit A-2, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
“Swingline Participation Amount” has the meaning assigned thereto in Section 2.2(b)(iii).
“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.
“Term SOFR” means,
(a)    for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)    for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate SOFR Determination Day;
provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.
“Term SOFR Adjustment” means a percentage equal to 0.10% per annum.

157672908_8

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Termination Event” means the occurrence of any of the following which, individually or in the aggregate, has resulted or could reasonably be expected to result in liability of the Borrower in an aggregate amount in excess of the Threshold Amount: (a) a “Reportable Event” described in Section 4043 of ERISA with respect to a Pension Plan (other than an event for which the 30-day notice period is waived), or (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303 of ERISA, or (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or plan in endangered or critical status within the meaning of Sections 430, 431 or 432 of the Code or Sections 303, 304 or 305 of ERISA or (h) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA, or (j) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
“Threshold Amount” means $500,000,000.
“Total Credit Exposure” means, as to any Lender at any time, the unused Revolving Credit Commitments and Revolving Credit Exposure of such Lender at such time.
“Trade Date” has the meaning assigned thereto in Section 11.8(g).
“Transactions” means, collectively, (a) the repayment in full of all Indebtedness outstanding under the Existing Credit Agreement, (b) the initial Extensions of Credit and (c) the payment of all fees, expenses and costs incurred in connection with the foregoing.
“UCC” means the Uniform Commercial Code as in effect in the State of New York.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“United States” means the United States of America.

157672908_8

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided that for purposes of notice requirements in Section 2.3(a), 2.4(c) and 4.2, in each case, such day is also a Business Day.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned thereto in Section 4.11(g).
“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.
“Wholly-Owned” means, with respect to a Subsidiary, that all of the Equity Interests of such Subsidiary are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the Borrower and/or one or more of its Wholly-Owned Subsidiaries).
“Withholding Agent” means the Borrower and the Administrative Agent.
“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
“Xilinx Acquisition” means the acquisition of Xilinx, Inc. pursuant to (and as defined in) the Agreement and Plan of Merger, dated as of October 26, 2020, among the Borrower, Thrones Merger Sub, Inc. and Xilinx, Inc.
“Xilinx Transactions” means, collectively, (a) the Xilinx Acquisition, (b) the consummation of any other transactions in connection with the Xilinx Acquisition, and (c) the payment of the fees and expenses incurred in connection with any of the foregoing.
SECTION 1.2    Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form and (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.

157672908_8

SECTION 1.3    Accounting Terms.
(a)    All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 7.1(a), except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.
(b)    If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; provided, further that all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as Capital Lease Obligations in the financial statements and the Borrower shall not be required to provide any reconciliation thereof to GAAP.
SECTION 1.4    UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.
SECTION 1.5    Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
SECTION 1.6    References to Agreement and Laws. Unless otherwise expressly provided herein, (a) any definition or reference to formation documents, governing documents, agreements (including the Loan Documents) and other contractual documents or instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) any definition or reference to any Applicable Law, including Anti-Corruption Laws, Anti-Money Laundering Laws, the Bankruptcy Code, the Code, ERISA, the Exchange Act, the PATRIOT Act, the UCC, the Investment Company Act, the Trading with the Enemy Act of the United States or any of the foreign assets control regulations of the United States Treasury Department, shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.
SECTION 1.7    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).
SECTION 1.8    Earn-Outs. Unless otherwise specified, the amount of any earn-out or similar obligation shall be the amount of such obligation as reflected on the balance sheet of such Person in accordance with GAAP.

157672908_8

SECTION 1.9    Covenant Compliance Generally. For purposes of determining compliance under Section 8.1 any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating Consolidated Net Income in the most recent annual financial statements of the Borrower and its Subsidiaries delivered to the Administrative Agent. Notwithstanding the foregoing, for purposes of determining compliance with Sections 8.1, with respect to any amount of Indebtedness or investment in a currency other than Dollars, no breach of any basket contained in such section shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or investment is incurred; provided that for the avoidance of doubt, the foregoing provisions of this Section 1.9 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or investment may be incurred at any time under such Sections.
SECTION 1.10    Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 4.8(c), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
SECTION 1.11    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
SECTION 1.12    Sustainability Adjustment Reporting Periods. In connection with the calculation of any Sustainability Commitment Fee Adjustment or any Sustainability Rate Adjustment, including any reporting obligation with respect thereto, upon written notice thereof from the Borrower to the Administrative Agent and the Sustainability Structuring Agent, all applicable references herein or any other Loan Document to a timeframe of a “calendar year” shall be changed to “Fiscal Year” to the extent deemed reasonably necessary by the Borrower to comply with all applicable SEC regulations and reporting obligations related thereto.

ARTICLE II

REVOLVING CREDIT FACILITY
SECTION 2.1    Revolving Credit Loans. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make Revolving Credit Loans in Dollars to the

157672908_8

Borrower from time to time from the Closing Date to, but not including, the Maturity Date as requested by the Borrower in accordance with the terms of Section 2.3; provided, that (a) the aggregate Revolving Credit Outstandings shall not exceed the aggregate Revolving Credit Commitment of all Revolving Credit Lenders and (b) the Revolving Credit Exposure of any Revolving Credit Lender shall not at any time exceed such Revolving Credit Lender’s Revolving Credit Commitment. Each Revolving Credit Loan by a Revolving Credit Lender shall be in a principal amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Maturity Date.
SECTION 2.2    Swingline Loans.
(a)    Availability. Subject to the terms and conditions set forth herein, the Swingline Lender may, in its sole discretion, make Swingline Loans in Dollars to the Borrower from time to time from the Closing Date to, but not including, the Maturity Date; provided, that (i) after giving effect to any amount requested, the Revolving Credit Outstandings shall not exceed the Revolving Credit Commitment and (ii) the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested) shall not exceed the Swingline Commitment. Notwithstanding any provision herein to the contrary, the Swingline Lender and the Borrower may agree that the Swingline Facility may be used to automatically draw and repay Swingline Loans (subject to the limitations set forth herein) pursuant to cash management arrangements between the Borrower and the Swingline Lender (the “Sweep Arrangement”). Principal and interest on Swingline Loans deemed requested pursuant to the Sweep Arrangement shall be paid pursuant to the terms and conditions agreed to between the Borrower and the Swingline Lender (without any deduction, setoff or counterclaim whatsoever). The borrowing and disbursement provisions set forth in Section 2.3 and any other provision hereof with respect to the timing or amount of payments on the Swingline Loans (other than Section 2.4(a)) shall not be applicable to Swingline Loans made and prepaid pursuant to the Sweep Arrangement. Unless sooner paid pursuant to the provisions hereof or the provisions of the Sweep Arrangement, the principal amount of the Swingline Loans shall be paid in full, together with accrued interest thereon, on the Maturity Date.
(b)    Refunding.
(i)    The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), by written notice given no later than 10:00 a.m. on any Business Day request each Revolving Credit Lender to make, and each Revolving Credit Lender hereby agrees to make, a Revolving Credit Loan in Dollars as a Base Rate Loan in an amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the aggregate amount of the Swingline Loans outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Credit Lender shall make the amount of such Revolving Credit Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 12:00 p.m. on the day specified in such notice. The proceeds of such Revolving Credit Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Swingline Loans. No Revolving Credit Lender’s obligation to fund its respective Revolving Credit Commitment Percentage of a Swingline Loan shall be affected by any other Revolving Credit Lender’s failure to fund its Revolving Credit Commitment Percentage of a Swingline Loan, nor shall any Revolving Credit Lender’s Revolving Credit Commitment Percentage be increased as a result of any such failure of any other Revolving Credit Lender to fund its Revolving Credit Commitment Percentage of a Swingline Loan.
(ii)    The Borrower shall pay to the Swingline Lender on demand, and in any event on the Maturity Date, in immediately available funds the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. In addition, the Borrower irrevocably authorizes the Administrative Agent to charge any account maintained by the Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received

157672908_8

from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages.
(iii)    If for any reason any Swingline Loan cannot be refinanced with a Revolving Credit Loan pursuant to Section 2.2(b)(i), each Revolving Credit Lender shall, on the date such Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 2.2(b)(i), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Swingline Loans then outstanding. Each Revolving Credit Lender will immediately transfer to the Swingline Lender, in immediately available funds the amount of its Swingline Participation Amount. Whenever, at any time after the Swingline Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Revolving Credit Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Revolving Credit Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Credit Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.
(iv)    Each Revolving Credit Lender’s obligation to make the Revolving Credit Loans referred to in Section  2.2(b)(i) and to purchase participating interests pursuant to Section 2.2(b)(iii) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Credit Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article V, (C) any adverse change in the condition (financial or otherwise) of the Borrower, (D) any breach of this Agreement or any other Loan Document by the Borrower or any other Revolving Credit Lender or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
(v)    If any Revolving Credit Lender fails to make available to the Administrative Agent, for the account of the Swingline Lender, any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.2(b) by the time specified in Section 2.2(b)(i) or 2.2(b)(iii), as applicable, the Swingline Lender shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Credit Lender’s Revolving Credit Loan or Swingline Participation Amount, as the case may be. A certificate of the Swingline Lender submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (v) shall be conclusive absent manifest error.
(c)    Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, this Section 2.2 shall be subject to the terms and conditions of Section 4.14 and Section 4.15.

157672908_8

SECTION 2.3    Procedure for Advances of Revolving Credit Loans and Swingline Loans.
(a)    Requests for Borrowing. The Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) not later than 10:00 a.m. (i) on the same Business Day as each Base Rate Loan and each Swingline Loan and (ii) at least three (3) U.S. Government Securities Business Days before each SOFR Loan, of its intention to borrow, in each case, specifying (A) the date of such borrowing, which shall be a Business Day, (B)  the amount of such borrowing, which shall be, (x) with respect to Base Rate Loans (other than Swingline Loans) in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof, (y) with respect to SOFR Loans in an aggregate principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof and (z) with respect to Swingline Loans in an aggregate principal amount of $100,000 or a whole multiple of $100,000 in excess thereof (or, in each case, the remaining amount of the Revolving Credit Commitment or the Swingline Commitment, as applicable), (C) whether such Loan is to be a Revolving Credit Loan or Swingline Loan, (D) in the case of a Revolving Credit Loan whether such Revolving Credit Loan is to be a SOFR Loan or a Base Rate Loan, and (E) in the case of a SOFR Loan, the duration of the Interest Period applicable thereto. If the Borrower fails to specify a type of Loan in a Notice of Borrowing, then the applicable Loans shall be made as Base Rate Loans. If the Borrower requests a borrowing of a SOFR Loan in any such Notice of Borrowing, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. A Notice of Borrowing received after 10:00 a.m. shall be deemed received on the next Business Day, U.S. Government Securities Business Day, as applicable. The Administrative Agent shall promptly notify the Revolving Credit Lenders of each Notice of Borrowing.
(b)    Disbursement of Revolving Credit and Swingline Loans. Not later than 12:00 p.m. on the proposed borrowing date, (i) each Revolving Credit Lender will make available to the Administrative Agent, for the account of the Borrower, at the Administrative Agent’s Office in funds immediately available to the Administrative Agent, such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date and (ii) the Swingline Lender will make available to the Administrative Agent, for the account of the Borrower, at the Administrative Agent’s Office in funds immediately available to the Administrative Agent, the Swingline Loans to be made on such borrowing date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form attached as Exhibit C (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time. Subject to Section 4.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section to the extent that any Revolving Credit Lender has not made available to the Administrative Agent its Revolving Credit Commitment Percentage of such Loan. Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Revolving Credit Lenders as provided in Section 2.2(b).
SECTION 2.4    Repayment and Prepayment of Revolving Credit and Swingline Loans.
(a)    Repayment on Termination Date. The Borrower hereby agrees to repay the outstanding principal amount of (i) all Revolving Credit Loans in full on the Maturity Date, and (ii) all Swingline Loans in accordance with Section 2.2(b) (but, in any event, no later than the Maturity Date), together, in each case, with all accrued but unpaid interest thereon.
(b)    Mandatory Prepayments. If the Administrative Agent notifies the Borrower in writing that the Revolving Credit Outstandings exceed the Revolving Credit Commitment, then, within three Business Days after receipt of such written notice, the Borrower agrees to prepay, by payment to the Administrative Agent for the account of the Revolving Credit Lenders, Extensions of Credit in an amount equal to such excess with each such repayment applied first, to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Revolving Credit Loans and third, with respect to any Letters of Credit then outstanding, as a payment of Cash Collateral into a Cash Collateral account opened by the Administrative Agent, for the benefit of the Revolving Credit Lenders, in an amount equal to such excess (such Cash Collateral to be applied in accordance with Section 9.2(b)).

157672908_8

(c)    Optional Prepayments. The Borrower may at any time and from time to time prepay Revolving Credit Loans and Swingline Loans, in whole or in part, without premium or penalty, with irrevocable prior written notice to the Administrative Agent substantially in the form attached as Exhibit D (a “Notice of Prepayment”) given not later than 10:00 a.m. (or such later time as approved by the Administrative Agent) (i) on the same Business Day as prepayment of each Base Rate Loan and each Swingline Loan and (ii) at least three (3) U.S. Government Securities Business Days before prepayment of each SOFR Loan, specifying the date, and amount of prepayment and whether the prepayment is of SOFR Loans, Base Rate Loans, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Revolving Credit Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial prepayments shall be in an aggregate amount of $1,000,000 or a whole multiple of $500,000 in excess thereof with respect to Base Rate Loans (other than Swingline Loans), $2,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to SOFR Loans and $100,000 or a whole multiple of $100,000 in excess thereof with respect to Swingline Loans. A Notice of Prepayment received after 10:00 a.m. shall be deemed received on the next Business Day, or U.S. Government Securities Business Day, as applicable. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof. Notwithstanding the foregoing, any Notice of Prepayment delivered in connection with any refinancing of all of the Credit Facility with the proceeds of such refinancing or of any incurrence of Indebtedness or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence or occurrence of such other identifiable event or condition and may be revoked by the Borrower in the event such contingency is not met (provided that the failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 4.9).
(d)    Limitation on Prepayment of SOFR Loans. The Borrower may not prepay any SOFR Loan on any day other than on the last day of the Interest Period applicable thereto, unless such prepayment is accompanied by any amount required to be paid pursuant to Section 4.9 hereof.
SECTION 2.5    Permanent Reduction of the Revolving Credit Commitment.
(a)    Voluntary Reduction. The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior irrevocable written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Revolving Credit Commitment at any time or (ii) portions of the Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than $1,000,000 or any whole multiple of $1,000,000 in excess thereof. Any reduction of the Revolving Credit Commitment shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Revolving Credit Commitment Percentage. All Commitment Fees accrued until the effective date of any termination of the Revolving Credit Commitment shall be paid on the effective date of such termination. Notwithstanding the foregoing, any notice to reduce the Revolving Credit Commitment delivered in connection with any refinancing of all of the Credit Facility with the proceeds of such refinancing or of any incurrence of Indebtedness or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence or occurrence of such identifiable event or condition and may be revoked by the Borrower in the event such contingency is not met (provided that the failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 4.9).
(b)    Corresponding Payment. Each permanent reduction permitted pursuant to this Section shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans, Swingline Loans and L/C Obligations, as applicable, after such reduction to the Revolving Credit Commitment as so reduced, and if the aggregate amount of all outstanding Letters of Credit exceeds the Revolving Credit Commitment as so reduced, the Borrower shall be required to deposit Cash Collateral in a Cash Collateral account opened by the Administrative Agent in an amount equal to such excess. Such Cash Collateral shall be applied in accordance with Section 9.2(b). Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and Swingline Loans (and furnishing of Cash Collateral satisfactory to the Administrative Agent for all L/C Obligations or other arrangements satisfactory to the respective Issuing Lenders) and shall result in the termination of the Revolving Credit Commitment and the Swingline Commitment and

157672908_8

the Revolving Credit Facility. If the reduction of the Revolving Credit Commitment requires the repayment of any SOFR Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof.
SECTION 2.6    Termination of Revolving Credit Facility. The Revolving Credit Facility and the Revolving Credit Commitments shall terminate on the Maturity Date.
ARTICLE III

LETTER OF CREDIT FACILITY
SECTION 3.1    L/C Facility.
(a)    Availability. Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the Revolving Credit Lenders set forth in Section 3.4(a), agrees to issue standby Letters of Credit in an aggregate amount not to exceed its L/C Commitment for the account of the Borrower or, subject to Section 3.10, any Subsidiary thereof. Letters of Credit may be issued on any Business Day from the Closing Date to, but not including the fifth (5th) Business Day prior to the Maturity Date in such form as may be approved from time to time by the applicable Issuing Lender; provided, that no Issuing Lender shall issue any Letter of Credit if, after giving effect to such issuance, (i) the aggregate amount of the outstanding Letters of Credit issued by such Issuing Lender would exceed its L/C Commitment, (ii) the L/C Obligations would exceed the L/C Sublimit or (iii) the Revolving Credit Outstandings would exceed the Revolving Credit Commitment. Letters of Credit issued hereunder shall constitute utilization of the Revolving Credit Commitments. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
(b)    Terms of Letters of Credit. Each Letter of Credit shall (i) be denominated in Dollars in a minimum amount of $200,000 (or such lesser amount as agreed to by the applicable Issuing Lender and the Administrative Agent), (ii) expire on a date no more than twelve (12) months after the date of issuance or last renewal or extension of such Letter of Credit (subject to automatic renewal or extension for additional one (1) year periods (but not to a date later than the date set forth below) pursuant to the terms of the Letter of Credit Documents or other documentation acceptable to the applicable Issuing Lender), which date shall be no later than the fifth (5th) Business Day prior to the Maturity Date, and (iii) unless otherwise expressly agreed by the applicable Issuing Lender and the Borrower when a Letter of Credit is issued by it (including any such agreement applicable to an Existing Letter of Credit), be subject to the ISP as set forth in the Letter of Credit Documents or as determined by the applicable Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of New York. No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or request that such Issuing Lender refrain from, or any Applicable Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to letters of credit generally or such Letter of Credit in particular any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated) not in effect on the Closing Date, or any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Issuing Lender as of the Closing Date and that such Issuing Lender in good faith deems material to it, (B) the conditions set forth in Section 5.2 are not satisfied, (C) the issuance of such Letter of Credit would violate one or more policies of such Issuing Lender applicable to letters of credit generally, (D) the proceeds of which would be made available to any Person (x) to fund any activity or business of or with any Sanctioned Person, or in any Sanctioned Country or (y) in any manner that would result in a violation of any Sanctions by any party to this Agreement or (E) any Revolving Credit Lender is at that time a Defaulting Lender, unless such Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Lender (in its sole discretion) with the Borrower or such Lender to eliminate such Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 4.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of

157672908_8

Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion. An Issuing Lender shall be under no obligation to amend any Letter of Credit if (x) such Issuing Lender would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof or (y) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires. As of the Closing Date, each of the Existing Letters of Credit shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued and outstanding hereunder.
(c)    Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, Article III shall be subject to the terms and conditions of Section 4.14 and Section 4.15.
SECTION 3.2    Procedure for Issuance and Disbursement of Letters of Credit.
(a)    The Borrower may from time to time request that any Issuing Lender issue, amend, renew or extend a Letter of Credit by delivering to such Issuing Lender at its applicable office (with a copy to the Administrative Agent at the Administrative Agent’s Office) a Letter of Credit Application therefor, completed to the satisfaction of such Issuing Lender, and such other Letter of Credit Documents as such Issuing Lender or the Administrative Agent may reasonably request, not later than 10:00 a.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and such Issuing Lender may agree in their sole discretion) prior to the proposed date of issuance, amendment, renewal or extension, as the case may be. Such notice shall specify (i) the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), (ii) the date on which such Letter of Credit is to expire (which shall comply with Section 3.1(b)), (iii) the amount of such Letter of Credit, (iv) the name and address of the beneficiary thereof, (v) the purpose and nature of such Letter of Credit and (vi) such other information as shall be necessary to issue, amend, renew or extend such Letter of Credit. Upon receipt of any Letter of Credit Application, the applicable Issuing Lender shall, process such Letter of Credit Application and the certificates, documents and other Letter of Credit Documents and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article V, promptly issue, amend, renew or extend the Letter of Credit requested thereby (subject to the timing requirements set forth in this Section 3.2) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Lender and the Borrower. Additionally, the Borrower shall furnish to the applicable Issuing Lender and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, renewal or extension, including any Letter of Credit Documents, as the applicable Issuing Lender or the Administrative Agent may require. The applicable Issuing Lender shall promptly furnish to the Borrower and the Administrative Agent a copy of such Letter of Credit and the related Letter of Credit Documents and the Administrative Agent shall promptly notify each Revolving Credit Lender of the issuance and upon request by any Revolving Credit Lender, furnish to such Revolving Credit Lender a copy of such Letter of Credit and the amount of such Revolving Credit Lender’s participation therein.
(b)    The Issuing Lender for any Letter of Credit shall, within the time allowed by Applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Lender shall promptly after such examination notify the Administrative Agent and the Borrower in writing of such demand for payment if such Issuing Lender has or will honor such demand for payment thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Lender and the L/C Participants with respect to such payment.
SECTION 3.3    Commissions and Other Charges.
(a)    Letter of Credit Commissions. Subject to Section 4.15(a)(iii)(B), the Borrower shall pay to the Administrative Agent, for the account of the applicable Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in the amount equal to the daily amount available to be drawn under such standby Letters of Credit times the Applicable Margin with respect to Revolving Credit Loans that are SOFR Loans (determined, in each case, on a per annum basis). Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter

157672908_8

(commencing with the first such date to occur after the issuance of such Letter of Credit), on the Maturity Date and thereafter on demand of the Administrative Agent. The Administrative Agent shall, promptly following its receipt thereof, distribute to the applicable Issuing Lender and the L/C Participants all commissions received pursuant to this Section 3.3 in accordance with their respective Revolving Credit Commitment Percentages.
(b)    Issuance Fee. In addition to the foregoing commission, the Borrower shall pay directly to the applicable Issuing Lender, for its own account, an issuance fee with respect to each Letter of Credit issued by such Issuing Lender in such amount as set forth in the applicable Fee Letter executed by such Issuing Lender or as otherwise agreed upon between such Issuing Lender and the Borrower. Such issuance fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand of the applicable Issuing Lender. For the avoidance of doubt, such issuance fee shall be applicable to and paid upon each of the Existing Letters of Credit.
(c)    Other Fees, Costs, Charges and Expenses. In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary fees, costs, charges and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued by it. Such customary fees, costs, charges and expenses are due and payable in Dollars within three (3) Business Days of the Borrower’s receipt of an invoice and are nonrefundable.
SECTION 3.4    L/C Participations.
(a)    Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Credit Commitment Percentage in each Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued by it hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the Borrower through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender, upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.
(b)    Upon becoming aware of any amount required to be paid by any L/C Participant to any Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit, issued by it, such Issuing Lender shall notify the Administrative Agent of such unreimbursed amount and the Administrative Agent shall notify each L/C Participant (with a copy to the applicable Issuing Lender) of the amount, and due date of such required payment and such L/C Participant shall pay to the Administrative Agent (which, in turn shall pay such Issuing Lender) the amount specified on the applicable due date. If any such amount is paid to such Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Administrative Agent, which in turn shall pay such Issuing Lender, on demand, in addition to such amount, the product of (i) such amount, times (ii) the Overnight Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360, plus any administrative, processing or similar fees customarily charged by such Issuing Lender in connection with the foregoing. A certificate of such Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. With respect to payment to such Issuing Lender of the unreimbursed amounts described in this Section, if the L/C Participants receive notice that any such payment is due (A) prior to 12:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 12:00 p.m. on any Business Day, such payment shall be due on the following Business Day.

157672908_8

(c)    Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit issued by it and has received from any L/C Participant its Revolving Credit Commitment Percentage of such payment in accordance with this Section, such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Administrative Agent or otherwise), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to the Administrative Agent, which shall in turn pay to such Issuing Lender, the portion thereof previously distributed by such Issuing Lender to it.
(d)    Each L/C Participant’s obligation to make the Revolving Credit Loans and to purchase participating interests pursuant to this Section 3.4 or Section 3.5, as applicable, shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Credit Lender or the Borrower may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article V, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower or any other Revolving Credit Lender, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
SECTION 3.5    Reimbursement. In the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section or with funds from other sources), in same day funds, the applicable Issuing Lender by paying to the Administrative Agent the amount of such drawing not later than 11:00 a.m. on (i) the Business Day that the Borrower receives notice of such drawing, if such notice is received by the Borrower prior to 9:00 a.m., or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time, for the amount of (x) such draft so paid and (y) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment. Unless the Borrower shall immediately notify the Administrative Agent and such Issuing Lender that the Borrower intends to reimburse such Issuing Lender for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Revolving Credit Lenders make a Revolving Credit Loan as a Base Rate Loan on the applicable repayment date in the amount (without regard to the minimum and multiples specified in Section 2.3(a)) of (i) such draft so paid and (ii) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment, and the Revolving Credit Lenders shall make a Revolving Credit Loan as a Base Rate Loan in such amount, the proceeds of which shall be applied to reimburse such Issuing Lender for the amount of the related drawing and such fees and expenses. Each Revolving Credit Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section to reimburse such Issuing Lender for any draft paid under a Letter of Credit issued by it is absolute and unconditional and shall not be affected by any circumstance whatsoever, including non-satisfaction of the conditions set forth in Section 2.3(a) or Article V. If the Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse such Issuing Lender as provided above, or if the amount of such drawing is not fully refunded through a Base Rate Loan as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until paid in full.
SECTION 3.6    Obligations Absolute.
(a)    The Borrower’s obligations under this Article III (including the Reimbursement Obligation) shall be absolute, unconditional and irrevocable under any and all circumstances whatsoever, and shall be performed strictly in accordance with the terms of this Agreement, and irrespective of:
(i)    any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Document or this Agreement, or any term or provision therein or herein;

157672908_8

(ii)    the existence of any claim, counterclaim, setoff, defense or other right that the Borrower may have or have had against the applicable Issuing Lender or any beneficiary of a Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)    any payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; or
(v)    any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.
(b)    The Borrower also agrees that the applicable Issuing Lender and the L/C Participants shall not be responsible for, and the Borrower’s Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The applicable Issuing Lender, the L/C Participants and their respective Related Parties shall not have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Lender; provided that the foregoing shall not be construed to excuse an Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by Applicable Law) suffered by the Borrower that are caused by such Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Lender (as finally determined by a court of competent jurisdiction), such Issuing Lender shall be deemed to have exercised care in each such determination.
(c)    In furtherance of the foregoing and without limiting the generality thereof, the parties agree that (i) with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit, (ii) an Issuing Lender may act upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that such Issuing Lender in good faith believes to have been given by a Person authorized to give such instruction or request and (iii) an Issuing Lender may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation. The responsibility of any Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit issued by it shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment substantially conforms to the requirements under such Letter of Credit.

157672908_8

(d)    Notwithstanding anything to the contrary herein, no Issuing Lender shall be responsible to the Borrower for, and such Issuing Lender’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of such Issuing Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Applicable Laws or any order of a jurisdiction in which such Issuing Lender or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements or official commentary of the International Chamber of Commerce Banking Commission, the Banker’s Association for Finance and Trade (BAFT) or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such laws or practice rules.
SECTION 3.7    Effect of Letter of Credit Documents. To the extent that any provision of any Letter of Credit Document related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.
SECTION 3.8    Resignation of Issuing Lenders.
(a)    Any Issuing Lender may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Lenders and the Borrower. After the resignation of an Issuing Lender hereunder, the retiring Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase the outstanding Letter of Credit.
(b)    Any resigning Issuing Lender shall retain all the rights, powers, privileges and duties of an Issuing Lender hereunder with respect to all Letters of Credit issued by it that are outstanding as of the effective date of its resignation as an Issuing Lender and all L/C Obligations with respect thereto (including the right to require the Revolving Credit Lenders to take such actions as are required under Section 3.4). Without limiting the foregoing, upon the resignation of a Lender as an Issuing Lender hereunder, the Borrower may, or at the request of such resigned Issuing Lender the Borrower shall, use commercially reasonable efforts to, arrange for one or more of the other Issuing Lenders to issue Letters of Credit in substitution for the Letters of Credit, if any, issued by such resigned Issuing Lender and outstanding at the time of such resignation, or make other arrangements satisfactory to the resigned Issuing Lender to effectively cause another Issuing Lender to assume the obligations of the resigned Issuing Lender with respect to any such Letters of Credit.
SECTION 3.9    Reporting of Letter of Credit Information and L/C Commitment. At any time that there is an Issuing Lender that is not also the financial institution acting as Administrative Agent, then (a) no later than the fifth Business Day following the last day of each calendar month, (b) on each date that a Letter of Credit is amended, terminated or otherwise expires, (c) on each date that a Letter of Credit is issued or the expiry date of a Letter of Credit is extended, and (d) upon the request of the Administrative Agent, each Issuing Lender (or, in the case of clauses (b), (c) or (d) of this Section, the applicable Issuing Lender) shall deliver to the Administrative Agent a report setting forth in form and detail reasonably satisfactory to the Administrative Agent information (including any reimbursement, Cash Collateral, or termination in respect of Letters of Credit issued by such Issuing Lender) with respect to each Letter of Credit issued by such Issuing Lender that is outstanding hereunder. In addition, each Issuing Lender shall provide notice to the Administrative Agent of its L/C Commitment, or any change thereto, promptly upon it becoming an Issuing Lender or making any change to its L/C Commitment. No failure on the part of any Issuing Lender to provide such information pursuant to this Section 3.9 shall limit the obligations of the Borrower or any Revolving Credit Lender hereunder with respect to its reimbursement and participation obligations hereunder.
SECTION 3.10    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Lender (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrower (a) shall be obligated to reimburse, or to cause the applicable Subsidiary to reimburse, the applicable Issuing Lender hereunder for any and all drawings under such

157672908_8

Letter of Credit as if such Letter of Credit had been issued solely for the account of the Borrower and (b) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any of its Subsidiaries inures to the benefit of the Borrower and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
SECTION 3.11    Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Documents therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Documents and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).
ARTICLE IV

GENERAL LOAN PROVISIONS
SECTION 4.1    Interest.
(a)    Interest Rate Options. Subject to the provisions of this Section, at the election of the Borrower, (i) Revolving Credit Loans shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) Adjusted Term SOFR plus the Applicable Margin (provided that Adjusted Term SOFR shall not be available until three (3) U.S. Government Securities Business Days after the Closing Date unless the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 4.9 of this Agreement) and (ii) any Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin. The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 4.2.
(b)    Default Rate. Subject to Section 9.3, if any principal of or interest on any Loan or Reimbursement Obligation or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan or Reimbursement Obligation, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other overdue amount, 2.00% per annum plus the rate applicable to Base Rate Loans as provided in paragraph (a) of this Section. All accrued and unpaid interest under this Section 4.1(b) shall be due and payable on demand of the Administrative Agent. Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any Debtor Relief Law.
(c)    Interest Payment and Computation. Interest on each Base Rate Loan shall be due and payable in arrears on the last Business Day of each calendar quarter commencing June 30, 2022 and interest on each SOFR Loan shall be due and payable in arrears on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period; provided that (i) in the event of any repayment or prepayment of any SOFR Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (ii) in the event of any conversion of any SOFR Loan prior to the end of the Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).

157672908_8

(d)    Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.
(e)    Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
SECTION 4.2    Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing (other than in the case of (b)(i) below), the Borrower shall have the option to (a) convert at any time, following the third U.S. Government Securities Business Day after the Closing Date, subject to the notice requirements herein, all or any portion of any outstanding Base Rate Loans (other than Swingline Loans) in a principal amount equal to $2,000,000 or any whole multiple of $1,000,000 in excess thereof (or such lesser amount as shall represent all of the Base Rate Loans then outstanding) into one or more SOFR Loans, and (b) upon the expiration of any Interest Period therefor, (i) convert all or any part of any outstanding SOFR Loans in a principal amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof (or such lesser amount as shall represent all of the SOFR Loans then outstanding) into Base Rate Loans (other than Swingline Loans) or (ii) continue any such SOFR Loans as SOFR Loans. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 10:00 a.m. at least three (3) U.S. Government Securities Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective, specifying (A) the Loans to be converted or continued, and, in the case of any SOFR Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued SOFR Loan. If the Borrower fails to deliver a timely Notice of Conversion/Continuation prior to the end of the Interest Period for any SOFR Loan, then, the applicable SOFR Loan shall be automatically converted to a Base Rate Loan. Any such automatic conversion to a Base Rate Loan shall be effective as of the last day of the Interest Period then in effect with respect to the applicable SOFR Loan. If the Borrower requests a conversion to, or continuation of, a SOFR Loan, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swingline Loan may not be converted to a SOFR Loan. The Administrative Agent shall promptly notify the affected Lenders of such Notice of Conversion/Continuation.
SECTION 4.3    Fees.
(a)    Commitment Fee. Commencing on the Closing Date, subject to Section 4.15(a)(iii)(A), the Borrower shall pay to the Administrative Agent, for the account of the Revolving Credit Lenders, a non-refundable commitment fee (the “Commitment Fee”) at a rate per annum equal to the applicable amount for Commitment Fees as set forth in the definition of Applicable Margin on the average daily unused portion of the Revolving Credit Commitment of the Revolving Credit Lenders (other than the Defaulting Lenders, if any); provided, that the amount of outstanding Swingline Loans shall not be considered usage of the Revolving Credit Commitment for the purpose of calculating the Commitment

157672908_8

Fee. The Commitment Fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing June 30, 2022 and ending on the date upon which all Obligations (other than contingent indemnification obligations not then due) arising under the Revolving Credit Facility shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired and the Revolving Credit Commitment has been terminated. The Commitment Fee shall be distributed by the Administrative Agent to the Revolving Credit Lenders (other than any Defaulting Lender) pro rata in accordance with such Revolving Credit Lenders’ respective Revolving Credit Commitment Percentages.
(b)    Other Fees. The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in their Fee Letter. The Borrower shall pay to the Lenders, without duplication, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.
SECTION 4.4    Manner of Payment. Each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement shall be made not later than 12:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders entitled to such payment in Dollars, in immediately available funds and shall be made without any setoff, counterclaim or deduction whatsoever. Any payment received after such time but before 1:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 9.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 1:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each such Lender at its address for notices set forth herein its Revolving Credit Commitment Percentage in respect of the Revolving Credit Facility (or other applicable share as provided herein) of such payment and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent on account of the principal of or interest on the Swingline Loans or of any fee, commission or other amounts payable to the Swingline Lender shall be made in like manner, but for the account of the Swingline Lender. Each payment to the Administrative Agent of any Issuing Lender’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of such Issuing Lender or the L/C Participants, as the case may be. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 4.9, 4.10, 4.11 or 11.3 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to the definition of Interest Period, if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment. Notwithstanding the foregoing, if there exists a Defaulting Lender each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 4.15(a)(ii).
SECTION 4.5    Evidence of Indebtedness.
(a)    Extensions of Credit. The Extensions of Credit made by each Lender and each Issuing Lender shall be evidenced by one or more accounts or records maintained by such Lender or such Issuing Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender or the applicable Issuing Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders or such Issuing Lender to the Borrower and its Subsidiaries and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender or any Issuing Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note and/or Swingline Note, as applicable, which shall evidence such Lender’s Revolving Credit Loans and/or Swingline Loans, as applicable, in addition to

157672908_8

such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
(b)    Participations. In addition to the accounts and records referred to in subsection (a), each Revolving Credit Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Credit Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
SECTION 4.6    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 4.9, 4.10, 4.11 or 11.3) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:
(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and
(ii)    the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or a Disqualified Institution), (B) the application of Cash Collateral provided for in Section 4.14 or (C) any payment obtained by a Lender as consideration for the assignment of, or sale of, a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant, other than to the Borrower or any of its Subsidiaries or Affiliates (as to which the provisions of this paragraph shall apply).
The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
SECTION 4.7    Administrative Agent’s Clawback.
(a)    Funding by Lenders; Presumption by Administrative Agent. In connection with any borrowing hereunder, the Administrative Agent may assume that each Lender has made its respective share of such borrowing available on such date in accordance with Section 2.3(b) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

157672908_8

(b)    Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders, the Issuing Lenders or the Swingline Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the Issuing Lenders or the Swingline Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, the Issuing Lenders or the Swingline Lender, as the case maybe, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, Issuing Lender or the Swingline Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.
(c)    Nature of Obligations of Lenders. The obligations of the Lenders under this Agreement to make the Loans, to issue or participate in Letters of Credit and to make payments under this Section, Section 4.11(e), Section 10.10, Section 11.3(c) or Section 11.7, as applicable, are several and are not joint or joint and several. The failure of any Lender to make available its Revolving Credit Commitment Percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Revolving Credit Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Revolving Credit Commitment Percentage of such Loan available on the borrowing date.
SECTION 4.8    Changed Circumstances.
(a)    Circumstances Affecting Benchmark Availability. Subject to clause (c) below, in connection with any request for a SOFR Loan, a conversion to or continuation thereof or otherwise, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining Adjusted Term SOFR for the applicable Interest Period with respect to a proposed SOFR Loan on or prior to the first day of such Interest Period, or (ii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that Adjusted Term SOFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period and, in the case of clause (ii), the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent shall promptly give notice thereof to the Borrower. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to convert any Loan to or continue any Loan as a SOFR Loan shall be suspended (to the extent of the affected SOFR Loans or the affected Interest Periods) until the Administrative Agent (with respect to clause (ii), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or the affected Interest Periods) or, failing that the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (B) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 4.9.
(b)    Laws Affecting SOFR Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any SOFR Loan, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate, Term SOFR or Adjusted Term SOFR, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders (an “Illegality Notice”). Thereafter, until each affected Lender notifies the

157672908_8

Administrative Agent and the Administrative Agent notifies the Borrower that the circumstances giving rise to such determination no longer exist, (i) any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to convert any Loan to a SOFR Loan or continue any Loan as a SOFR Loan shall be suspended and (ii) if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans to Base Rate Loans (in each case, if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”) on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans, to such day. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 4.9.
(c)    Benchmark Replacement Setting.
(i)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (Eastern time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 4.8(c)(i) will occur prior to the applicable Benchmark Transition Start Date.
(ii)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 4.8(c)(iv). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.8(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 4.8(c).
(iv)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable

157672908_8

or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and (B) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.
SECTION 4.9    Indemnity. The Borrower hereby indemnifies each of the Lenders against any loss, cost or expense (including any loss, cost or expense arising from the liquidation or reemployment of funds or from any fees payable) which may arise, be attributable to or result due to or as a consequence of (a) any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a SOFR Loan, (b) any failure of the Borrower to borrow or continue a SOFR Loan or convert to a SOFR Loan on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation, (c) any failure of the Borrower to prepay any SOFR Loan on a date specified therefor in any Notice of Prepayment (regardless of whether any such Notice of Prepayment may be revoked under Section 2.4(c) and is revoked in accordance therewith), (d) any payment, prepayment or conversion of any SOFR Loan on a date other than the last day of the Interest Period therefor (including as a result of an Event of Default) or (e) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 4.12(b). A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error. All of the obligations of the Borrower under this Section 4.9 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Credit Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
SECTION 4.10    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the FRB, as amended and in effect from time to time)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender or any Issuing Lender;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

157672908_8

(iii)    impose on any Lender or any Issuing Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender, any Issuing Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, such Issuing Lender or other Recipient, the Borrower shall promptly pay to any such Lender, such Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender or any Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender or any Lending Office of such Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender or such Issuing Lender the Borrower shall promptly pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender, or an Issuing Lender or such other Recipient setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender, such other Recipient or any of their respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Lender or such other Recipient, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or any Issuing Lender or such other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s or such other Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender or an Issuing Lender or any other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or such Issuing Lender or such other Recipient, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or such Issuing Lender’s or such other Recipient’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)    Survival. All of the obligations of the Borrower under this Section 4.10 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Credit Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
SECTION 4.11    Taxes.

157672908_8

(a)    Defined Terms. For purposes of this Section 4.11, the term “Lender” includes any Issuing Lender and the term “Applicable Law” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.8(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 4.11, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably

157672908_8

requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.11(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing:
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8 BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8 BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8 BEN or W-8BEN-E, as applicable; or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8 BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

157672908_8

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.11 (including by the payment of additional amounts pursuant to this Section 4.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Survival. Each party’s obligations under this Section 4.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Credit Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
SECTION 4.12    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 4.10, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender

157672908_8

or any Governmental Authority for the account of any Lender pursuant to Section 4.11, then such Lender shall, at the request of the Borrower, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.10 or Section 4.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 4.10, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 4.12(a), or if any Lender is a Defaulting Lender, a Non-Consenting Lender or a Non-Extending Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.8), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.10 or Section 4.11) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)    the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.8;
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in Letters of Credit and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 4.10 or payments required to be made pursuant to Section 4.11, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)    such assignment does not conflict with Applicable Law;
(v)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent; and
(vi)    in the case of any assignment resulting from a Lender becoming a Non-Extending Lender, the applicable assignee shall have consented to the applicable extension.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Each party hereto agrees that (x) an assignment required pursuant to this Section 4.12 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender or the Administrative Agent, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

157672908_8

(c)    Selection of Lending Office. Subject to Section 4.12(a), each Lender may make any Loan to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligations of the Borrower to repay the Loan in accordance with the terms of this Agreement or otherwise alter the rights of the parties hereto.
SECTION 4.13    Increase in Revolving Credit Commitments.
(a)    Request for Increase. At any time after the Closing Date, upon written notice to the Administrative Agent, the Borrower may, from time to time, request one or more increases in the Revolving Credit Commitments (each, a “Revolving Credit Commitment Increase”); provided that (A) the aggregate principal amount of all such requested Revolving Credit Commitment Increases shall not exceed the Incremental Facilities Limit, (B) any such Revolving Credit Commitment Increase shall be in a minimum amount of $10,000,000 (or such lesser amount as agreed to by the Administrative Agent) or, if less, the remaining amount of the Incremental Facilities Limit and (C) no Lender will be required or otherwise obligated to provide any portion of such Revolving Credit Commitment Increase.
(b)    Incremental Lenders. Each notice from the Borrower pursuant to this Section 4.13 shall set forth the requested amount and proposed terms of the relevant Revolving Credit Commitment Increase. Revolving Credit Commitment Increases may be provided by any existing Lender or by any other Persons (each such Lender or other Person, an “Incremental Lender”); provided that the Administrative Agent, each Issuing Lender and/or the Swingline Lender, as applicable, shall have consented (not to be unreasonably withheld or delayed) to such Incremental Lender’s providing such Revolving Credit Commitment Increases to the extent any such consent would be required under Section 11.8(b) for an assignment of Loans or Revolving Credit Commitments, as applicable, to such Incremental Lender. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each proposed Incremental Lender is requested to respond. Each proposed Incremental Lender may elect or decline, in its sole discretion, and shall notify the Administrative Agent within such time period whether it agrees, to provide a Revolving Credit Commitment Increase and, if so, whether by an amount equal to, greater than or less than requested. Any Person not responding within such time period shall be deemed to have declined to provide a Revolving Credit Commitment Increase.
(c)    Increase Effective Date and Allocations. The Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such Revolving Credit Commitment Increase (limited in the case of the Incremental Lenders to their own respective allocations thereof). The Administrative Agent shall promptly notify the Borrower and the Incremental Lenders of the final allocation of such Revolving Credit Commitment Increases and the Increase Effective Date.
(d)    Terms of Increases. The terms of each Revolving Credit Commitment Increase (which shall be set forth in the relevant Incremental Amendment) shall be determined by the Borrower and the applicable Incremental Lenders; provided that:
(i)    each such Revolving Credit Commitment Increase shall have the same terms, including maturity, Applicable Margin and Commitment Fees, as the Revolving Credit Facility;
(ii)    the outstanding Revolving Credit Loans and Revolving Credit Commitment Percentages of Swingline Loans and L/C Obligations will be reallocated by the Administrative Agent on the applicable Increase Effective Date among the Revolving Credit Lenders (including the Incremental Lenders providing such Revolving Credit Commitment Increase) in accordance with their revised Revolving Credit Commitment Percentages (and the Revolving Credit Lenders (including the Incremental Lenders providing such Revolving Credit Commitment Increase) agree to make all payments and adjustments necessary to effect such reallocation and the Borrower shall pay any and all costs required pursuant to Section 4.9 in connection with such reallocation as if such reallocation were a repayment); and
(iii)    each Revolving Credit Commitment Increase shall constitute Obligations of the Borrower.

157672908_8

(e)    Conditions to Effectiveness of Revolving Credit Commitment Increases. Any Revolving Credit Commitment Increase shall become effective as of such Increase Effective Date and shall be subject to the following conditions precedent:
(i)    no Default or Event of Default shall exist on such Increase Effective Date immediately prior to or after giving effect to (A) such Revolving Credit Commitment Increase or (B) the making of the initial Extensions of Credit pursuant thereto;
(ii)    all of the representations and warranties set forth in Article VI shall be true and correct in all material respects (or if qualified by materiality or Material Adverse Effect, in all respects) as of such Increase Effective Date, or if such representation speaks as of an earlier date, as of such earlier date;
(iii)    the Borrower shall have executed an Incremental Amendment in form and substance reasonably acceptable to the Borrower and the applicable Incremental Lenders; and
(iv)    the Administrative Agent shall have received from the Borrower any documents reasonably requested by the Administrative Agent (including a resolution duly adopted by the board of directors (or equivalent governing body) of the Borrower authorizing such Revolving Credit Commitment Increase).
(f)    Incremental Amendments. Each such Revolving Credit Commitment Increase shall be effected pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, the Administrative Agent and the applicable Incremental Lenders, which Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 4.13. This Section 4.13 shall supersede any provisions in Section 11.2 to the contrary.
(g)    Use of Proceeds. The proceeds of any Revolving Credit Commitment Increase may be used by the Borrower and its Subsidiaries for working capital and other general corporate purposes, including the financing of acquisitions and other investments and any other use not prohibited by this Agreement.
SECTION 4.14    Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent, any Issuing Lender (with a copy to the Administrative Agent) or the Swingline Lender (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Fronting Exposure of such Issuing Lender and/or the Swingline Lender, as applicable, with respect to such Defaulting Lender (determined after giving effect to Section 4.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.
(a)    Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of each Issuing Lender and the Swingline Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans, to be applied pursuant to subsection (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, each Issuing Lender and the Swingline Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(b)    Application. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, Cash Collateral provided under this Section 4.14 or Section 4.15 in respect of Letters of Credit and Swingline Loans shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans (including, as to Cash

157672908_8

Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(c)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of any Issuing Lender and/or the Swingline Lender, as applicable, shall no longer be required to be held as Cash Collateral pursuant to this Section 4.14 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent, the Issuing Lenders and the Swingline Lender that there exists excess Cash Collateral; provided that, subject to Section 4.15, the Person providing Cash Collateral, the Issuing Lenders and the Swingline Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.
SECTION 4.15    Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.2.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lenders or the Swingline Lender hereunder; third, to Cash Collateralize the Fronting Exposure of the Issuing Lenders and the Swingline Lender with respect to such Defaulting Lender in accordance with Section 4.14; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (B) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 4.14; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit or Swingline Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit or Swingline Loans were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit or Swingline Loans owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit or Swingline Loans owed to, such Defaulting Lender

157672908_8

until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Revolving Credit Commitments under the Revolving Credit Facility without giving effect to Section 4.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 4.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(A)    No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    Each Defaulting Lender shall be entitled to receive Letter of Credit commissions pursuant to Section 3.3 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Credit Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 4.14.
(C)    With respect to any Commitment Fee or Letter of Credit commission not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to each applicable Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 11.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, repay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 4.14.
(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Issuing Lenders and the Swingline Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit

157672908_8

and Swingline Loans to be held pro rata by the Lenders in accordance with the Revolving Credit Commitments under the Revolving Credit Facility (without giving effect to Section 4.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
SECTION 4.16    Extension of Maturity Date.
(a)    Requests for Extension. The Borrower may, by notice to the Administrative Agent (who shall promptly notify the Lenders), at least 45 days but not more than 60 days prior to any anniversary date of the Closing Date (each, an “Anniversary Date”), request that each Lender extend such Lender’s then existing Maturity Date for a period of one (1) year.
(b)    Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not earlier than 30 days prior to the applicable Anniversary Date and not later than the date (the “Notice Date”) that is 20 days prior to the Anniversary Date, advise the Administrative Agent whether or not such Lender agrees to such extension and each Lender that determines not to so extend its Maturity Date (a “Non- Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.
(c)    Notification by Administrative Agent. The Administrative Agent shall, promptly, but in any event no later than the date fifteen (15) days prior to the Anniversary Date (or, if such date is not a Business Day, on the next preceding Business Day), notify the Borrower of each Lender’s determination under this Section.
(d)    Additional Commitment Lenders. The Borrower shall have the right on or before the Anniversary Date to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 4.12(b), each of which Additional Commitment Lenders shall have entered into an agreement in form and substance reasonably satisfactory to the Borrower and the Administrative Agent pursuant to which such Additional Commitment Lender shall, effective as of the Anniversary Date, undertake a Revolving Credit Commitment (and, if any such Additional Commitment Lender is already a Lender, such Revolving Credit Commitment shall be in addition to such Lender’s Revolving Credit Commitment hereunder immediately prior to the extension on such date).
(e)    Minimum Extension Requirement. If (and only if) the total of the Revolving Credit Commitments of the Lenders that have agreed so to extend their Maturity Date (each, an “Extending Lender”) and the additional Revolving Credit Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Revolving Credit Commitments in effect immediately prior to the Anniversary Date, then, effective as of the Anniversary Date, the Maturity Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling one (1) year after the existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement.
(f)    Conditions to Effectiveness of Extensions. Notwithstanding the foregoing, the extension of the Maturity Date pursuant to this Section shall not be effective with respect to any Lender unless:
(i)    no Default or Event of Default shall have occurred and be continuing on the date of such extension and after giving effect thereto; and

157672908_8

(ii)    the representations and warranties contained in this Agreement are true and correct in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true and correct in all respects) on and as of the date of such extension and after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).
(g)    Payments on Non-Extended Maturity. On the Maturity Date of each Non-Extending Lender, (i) the Borrower shall pay in full the principal of and interest on all of the Revolving Credit Loans made by such Non-Extending Lender to the Borrower hereunder, (ii) the Borrower shall pay in full all other amounts owing to such Non-Extending Lender hereunder and (iii) the Borrower shall prepay any Revolving Credit Loans outstanding on such date (and pay any additional amounts required pursuant to Section 4.8) to the extent necessary to keep outstanding Revolving Credit Loans ratable with any revised Revolving Credit Commitment Percentages of the respective Lenders, effective as of such date.
(h)    Sustainability. In connection with any extension of the Maturity Date as contemplated by this Section 4.16, the Sustainability Table, the KPI Metric, the GHG Emissions Reductions Targets, the GHG Emissions Reductions Thresholds, the Sustainability Threshold Adjustment, the Sustainability Rate Adjustment and the Sustainability Commitment Fee Adjustment (and, in each case, related definitions or other related provisions) may be amended by an agreement in writing entered into by the Borrower, the Administrative Agent, the Sustainability Structuring Agent and the Required Lenders (which for this purpose shall only include each Extending Lender and any applicable Additional Commitment Lenders with respect to the applicable Maturity Date extension), so long as such amendments shall only apply with respect to the period after the existing Maturity Date (determined prior to giving effect to such extension of the Maturity Date).
SECTION 4.17    Sustainability Adjustments.
(a)    Following the date on which the Borrower provides a Pricing Certificate in respect of the most recently ended calendar year (commencing with the calendar year ending December 31, 2022), (i) the Applicable Margin for purposes of calculating interest on the Loans and the Letter of Credit commission payable under Section 3.3(a) shall be increased or decreased (or neither increased nor decreased), as applicable, pursuant to the Sustainability Rate Adjustment as set forth in such Pricing Certificate in the manner and at the times described in this Section 4.17 and the Sustainability Table (but in no event shall any adjustment result in the Applicable Margin being less than 0.00%) and (ii) the Applicable Margin with respect to Commitment Fees shall be increased or decreased (or neither increased nor decreased), as applicable, pursuant to the Sustainability Commitment Fee Adjustment as set forth in such Pricing Certificate in the manner and at the times described in this Section 4.17 and the Sustainability Table (but in no event shall any adjustment result in the Applicable Margin being less than 0.00%). For purposes of the foregoing, each of the Sustainability Rate Adjustment and the Sustainability Commitment Fee Adjustment shall be effective as of the Business Day following receipt by the Administrative Agent and the Sustainability Structuring Agent of a Pricing Certificate delivered pursuant to Section 4.17(i) based upon the KPI Metric set forth in such Pricing Certificate and the calculations of the Sustainability Rate Adjustment and the Sustainability Commitment Fee Adjustment, as applicable, therein (such day, the “Sustainability Pricing Adjustment Date”) and each change in the Applicable Margin resulting from a Pricing Certificate and the Sustainability Rate Adjustment and the Sustainability Commitment Fee Adjustment related thereto shall be effective during the period commencing on and including the applicable Sustainability Pricing Adjustment Date and ending on the date immediately preceding the next such Sustainability Pricing Adjustment Date (or, in the case of non-delivery of a Pricing Certificate for the immediately following period, the last day such Pricing Certificate for such following period could have been delivered pursuant to the terms of Section 4.17(i)) (any such period, an “Applicable Sustainability Pricing Adjustment Period”).
(b)    For the avoidance of doubt, only one Pricing Certificate may be delivered in respect of any calendar year.  It is further understood and agreed that any Sustainability Rate Adjustment or Sustainability Commitment Fee Adjustment made for any Applicable Sustainability Pricing Adjustment Period shall only be applicable for such Applicable Sustainability Pricing Adjustment Period

157672908_8

and any increases or reductions to the Applicable Margin resulting therefrom shall be reset to “zero” following the conclusion of such Applicable Sustainability Pricing Adjustment Period. For the avoidance of doubt, the Sustainability Rate Adjustment and the Sustainability Commitment Fee Adjustment shall not be cumulative year-over-year. Each applicable adjustment shall only apply until the date on which the next adjustment is due to take place.
(c)    It is hereby understood and agreed that if no such Pricing Certificate is delivered by the Borrower within the period set forth in Section 7.1(c), the Sustainability Rate Adjustment will be a positive amount equal to 0.05% and the Sustainability Commitment Fee Adjustment will be positive amount equal to 0.01% (such positive amount, collectively, the “Sustainability Threshold Adjustment”) commencing on the last day such Pricing Certificate could have been delivered pursuant to the terms of Section 7.1(c) and continuing until the Borrower delivers a Pricing Certificate to the Administrative Agent and the Sustainability Structuring Agent for the applicable calendar year.
(d)    If (i)(A) the Borrower or any Lender becomes aware of any material inaccuracy in the Sustainability Rate Adjustment, the Sustainability Commitment Fee Adjustment, the KPI Metrics Report or the KPI Metric as reported in a Pricing Certificate (any such material inaccuracy, a “Pricing Certificate Inaccuracy”), and in the case of any Lender, such Lender delivers, not later than ten (10) Business Days after obtaining knowledge thereof, a written notice to the Administrative Agent and the Sustainability Structuring Agent describing such Pricing Certificate Inaccuracy in reasonable detail (which description shall be shared with each Lender and the Borrower), or (B) the Borrower, the Administrative Agent and the Sustainability Structuring Agent agree that there was a Pricing Certificate Inaccuracy at the time of delivery of a Pricing Certificate, and (ii) a proper calculation of the Sustainability Rate Adjustment, the Sustainability Commitment Fee Adjustment or the KPI Metric would have resulted in an increase in the Applicable Margin for any period, the Borrower shall be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the applicable Issuing Lenders, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under any Debtor Relief Law, automatically and without further action by the Administrative Agent, any Lender or any Issuing Lender), but in any event within ten (10) Business Days after the Borrower has received written notice of, or has agreed in writing that there was a Pricing Certificate Inaccuracy, an amount equal to the excess of (1) the amount of interest and fees that should have been paid for such period over (2) the amount of interest and fees actually paid for such period (such amount, the “True-Up Amount”). If the Borrower becomes aware of any Pricing Certificate Inaccuracy and, in connection therewith, if a proper calculation of the Sustainability Rate Adjustment, the Sustainability Commitment Fee Adjustment or the KPI Metric would have resulted in a decrease in the Applicable Margin for any period, then, upon receipt by the Administrative Agent and the Sustainability Structuring Agent of notice from the Borrower of such Pricing Certificate Inaccuracy (which notice shall include corrections to the calculations of the Sustainability Rate Adjustment, the Sustainability Commitment Fee Adjustment, or the KPI Metric, as applicable), commencing on the fifth Business Day following receipt by the Administrative Agent and the Sustainability Structuring Agent of such notice, the Applicable Margin shall be adjusted to reflect the corrected calculations of the Sustainability Rate Adjustment, the Sustainability Commitment Fee Adjustment or the KPI Metric, as applicable. Notwithstanding the foregoing or anything to the contrary herein, the parties agree that any such adjustment to reflect a decrease in the Applicable Margin for any period shall only be effective on a prospective basis and shall not require any adjustments to amounts previously paid by the Borrower prior to the discovery of the Pricing Certificate Inaccuracy.
(e)    It is understood and agreed that any Pricing Certificate Inaccuracy (and any consequences thereof) shall not constitute a Default or Event of Default; provided, that, the Borrower complies with the terms of the foregoing Section 4.17(d) and this Section 4.17(e) with respect to such Pricing Certificate Inaccuracy. Notwithstanding anything to the contrary herein, unless such amounts shall be due upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law, (i) any additional amounts required to be paid pursuant to the immediately preceding paragraph shall not be due and payable until the date that is ten (10) Business Days after a written demand is made for such payment by the Administrative Agent in accordance with such paragraph, (ii) any nonpayment of such additional amounts prior to or upon the date that is ten (10) Business Days after such written demand for payment by the Administrative Agent shall not constitute a Default (whether retroactively or otherwise) and (iii) none of such additional amounts shall be deemed

157672908_8

overdue prior to such date that is ten (10) Business Days after such written demand or shall accrue interest at the default rate prior to such date that is ten (10) Business Days after such written demand. In the event the Borrower fails to comply with Section 4.17(d) or this Section 4.17(e), the Lenders’ sole recourse with respect thereto shall be limited to the True-Up Amount.
(f)    Each party hereto hereby agrees that neither the Administrative Agent nor any Sustainability Structuring Agent (i) shall have any responsibility for (or liability in respect of) reviewing, auditing or otherwise evaluating any calculation by the Borrower of any KPI Metric, the Sustainability Report, any Sustainability Commitment Fee Adjustment or any Sustainability Rate Adjustment (or any of the data or computations that are part of or related to any such calculation, including any KPI Metrics Report) set forth in any Pricing Certificate or (ii) makes any assurances whether this Agreement meets any criteria or expectations of the Borrower or any Lender or any other Person with regard to environmental or social impact and sustainability performance, or whether the Credit Facility, including the characteristics of the relevant sustainability metrics (including any environmental, social and sustainability criteria or any computation methodology) meet any industry standards for sustainability-linked credit facilities. The Administrative Agent may rely conclusively on any such Pricing Certificate, without further inquiry, including when implementing any pricing adjustment.
(g)    To the extent any event occurs after the Closing Date (which would include, without limitation, a material disposition or material acquisition) which, in the opinion of the Borrower and the Sustainability Structuring Agent, acting reasonably, means that one or more of the GHG Emissions Reductions Targets or GHG Emissions Reductions Thresholds set forth in the Sustainability Table is no longer applicable given changes in the Borrower’s structure, then (i) the Borrower and the Sustainability Structuring Agent will report to the Lenders that such GHG Emissions Reductions Targets and GHG Emissions Reductions Thresholds will no longer apply and (ii) the Borrower shall negotiate in good faith with the Sustainability Structuring Agent and the Administrative Agent to amend the GHG Emissions Reductions Targets or GHG Emissions Reductions Thresholds, the Sustainability Table and this Section 4.17 and any related schedules, exhibits or definitions referred to herein or therein in order to preserve the original intent of this Section in light of such event (such amendments to subject to the affirmative approval of the Required Lenders). In such a scenario, the Borrower will then cease to refer to the applicable KPI Metric, GHG Emissions Reductions Targets and GHG Emissions Reductions Thresholds in the Pricing Certificate for such period.
(h)    To the extent the Sustainability Structuring Agent ceases to be the Administrative Agent or a Lender (or an Affiliate thereof), the Borrower shall use commercially reasonable efforts to seek to appoint another Person that is a Lender to fulfill the role as Sustainability Structuring Agent, subject to Section 10.6 (it being understood and agreed that the provisions of Section 10.6 shall supersede the provisions of this clause (h) in the event of any conflict).
(i)    After the Closing Date, the Borrower, in consultation with the Sustainability Structuring Agent, shall be entitled to establish additional KPI Metrics with respect to certain environmental, social and governance targets of the Borrower and its Subsidiaries. In connection therewith the Sustainability Structuring Agent, the Borrower and the Administrative Agent, with the affirmative written consent of Lenders constituting Required Lenders, may amend this Agreement (such amendment, the “Sustainability KPI Amendment”) solely for the purpose of incorporating such additional KPI Metrics and other related provisions into this Agreement and the applicable Exhibits hereto; provided that in no event shall (A) the Sustainability Rate Adjustment for all KPI Metrics after giving effect to such Sustainability KPI Amendment (either positive or negative) exceed 0.05%, (B) the Sustainability Commitment Fee Adjustment for all KPI Metrics after giving effect to such Sustainability KPI Amendment (either positive or negative) exceed 0.01%, or (C) the Applicable Margin (with respect to either Loans or Commitment Fees) be less than 0.00% after giving effect to any Sustainability KPI Amendment. This clause (i) shall supersede any provisions in Section 11.2 to the contrary.
(j)    After the Closing Date, the Borrower, in consultation with, and with the consent (not to be unreasonably withheld, delayed or conditioned) of, the Sustainability Structuring Agent, shall be entitled on one single occasion to amend this Agreement (including the applicable Exhibits and Schedules hereto) to reflect a revision to the Baseline Amount to incorporate the results of the KPI Metric that are applicable Xilinx, Inc. and its Subsidiaries (such amendment, a “Sustainability Baseline

157672908_8

Amendment”). The Sustainability Baseline Amendment shall be entered into by the Borrower, the Sustainability Structuring Agent and the Administrative Agent and the Sustainability Baseline Amendment (including provisions with respect to the reporting and validation of the measurement of the proposed revised Baseline Amount) shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted the proposed amendment to all Lenders unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent (who shall promptly notify the Borrower) and the Sustainability Structuring Agent written notice that such Required Lenders object to the Sustainability Baseline Amendment. Until such time as the Sustainability Baseline Amendment is effective, it is agreed and acknowledged that the KPI Metric and the related calculations in the Pricing Certificate shall be determined without giving effect to the KPI Metric that is attributable to Xilinx, Inc. and its Subsidiaries and, if requested by the Administrative Agent or the Sustainability Structuring Agent, each Pricing Certificate delivered prior to the effectiveness of a Sustainability Baseline Amendment shall include reconciliations satisfactory to the Administrative Agent and the Sustainability Structuring Agent to exclude the portion of the KPI Metric of the Borrower and its Subsidiaries that is attributable to Xilinx, Inc. and its Subsidiaries.
ARTICLE V

CONDITIONS OF CLOSING AND BORROWING
SECTION 5.1    Conditions to Closing and Initial Extensions of Credit. The obligation of the Lenders to close this Agreement and to make the initial Loans or issue or participate in the initial Letter of Credit, if any, is subject to the satisfaction of each of the following conditions:
(a)    Executed Loan Documents. This Agreement, a Revolving Credit Note in favor of each Revolving Credit Lender requesting a Revolving Credit Note and a Swingline Note in favor of the Swingline Lender (if requested thereby), together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect.
(b)    Closing Certificates; Etc. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:
(i)    Officer’s Certificate. A certificate from a Responsible Officer of the Borrower certifying (A) as to the Borrower’s Debt Rating as of the Closing Date and (B) to the effect that each of the conditions set forth in Section 5.1(c) and Section 5.1(e)(iv) has been satisfied.
(ii)    Certificate of Secretary of the Borrower. A certificate of a Responsible Officer of the Borrower certifying as to the incumbency and genuineness of the signature of each officer of the Borrower executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation of the Borrower and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, (B) the bylaws of the Borrower as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors (or other governing body) of the Borrower authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) the certificate required to be delivered pursuant to Section 5.1(b)(iii).
(iii)    Certificates of Good Standing. Certificates as of a recent date of the good standing of the Borrower under the laws of its jurisdiction of incorporation.
(iv)    Opinions of Counsel. Customary opinions of counsel to the Borrower, addressed to the Administrative Agent and the Lenders with respect to the Borrower, the Loan Documents and such other customary matters, which such opinions shall permit reliance by the permitted assigns of each of the Administrative Agent and the Lenders (subject to customary limitations).

157672908_8

(c)    Consents; Defaults.
(i)    Governmental and Third Party Approvals. The Borrower shall have received all required governmental, shareholder and third party consents and approvals necessary in connection with the Transactions, which shall be in full force and effect.
(ii)    No Litigation, Etc. No action, suit, proceeding or investigation shall be pending or, to the knowledge of the Borrower, threatened in writing in any court or before any arbitrator or any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.
(d)    Fees and Expenses. The Borrower shall have paid or made arrangements to pay contemporaneously with closing (i) to the Administrative Agent, the Arrangers and the Lenders the fees set forth or referenced in Section 4.3 and any other accrued and unpaid fees or commissions due hereunder, (ii) all reasonable and documented fees and out-of-pocket charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent accrued and unpaid prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent) and (iii) to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents in the case of clauses (ii) and (iii) above to the extent that invoices therefor have been provided to the Borrower at least one Business Day prior to the Closing Date or such fees, charges, disbursements, taxes or other amounts are set forth in a funds flow statement approved by the Borrower.
(e)    Miscellaneous.
(i)    Notice of Account Designation. The Administrative Agent shall have received a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made on or after the Closing Date are to be disbursed.
(ii)    Existing Credit Agreement. The Administrative Agent shall have received a customary payoff letter in connection with the payoff of the Existing Credit Agreement, confirming that all amounts due or outstanding in respect thereto shall have been paid in full, all commitments (if any) in respect thereof shall have been terminated and all guarantees therefor and security therefor shall have been discharged and released (or shall be discharged and released substantially simultaneously with the Closing Date).
(iii)    PATRIOT Act, etc. The Administrative Agent and the Lenders shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information reasonably requested by the Administrative Agent or any Lender or required by regulatory authorities in order for the Administrative Agent and the Lenders to comply with requirements of any Anti-Money Laundering Laws, including the PATRIOT Act and any applicable “know your customer” rules and regulations, to the extent requested by the Administrative Agent or any Lender at least five (5) Business Days prior to the Closing Date.
(iv)    No Material Adverse Effect. Since December 25, 2021, there has not occurred any event or condition that has had or could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.
Without limiting the generality of the provisions of Section 10.3(c) and Section 10.4, for purposes of determining compliance with the conditions specified in this Section 5.1, the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

157672908_8

SECTION 5.2    Conditions to All Extensions of Credit. The obligations of the Lenders to make or participate in any Extensions of Credit (including the initial Extension of Credit) and/or any Issuing Lender to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, issuance or extension date:
(a)    Continuation of Representations and Warranties. The representations and warranties contained in this Agreement (other than in the case of any Extension of Credit after the Closing Date, Sections 6.9 and 6.10) shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, on and as of such borrowing, issuance or extension date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date).
(b)    No Existing Default. No Default or Event of Default shall have occurred and be continuing (i) on the borrowing date with respect to such Loan or after giving effect to the Loans to be made on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.
(c)    Notices. The Administrative Agent shall have received a Notice of Borrowing, Letter of Credit Application, as applicable, from the Borrower in accordance with Section 2.3(a) or Section 3.2, as applicable.
(d)    New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the Issuing Lenders shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
Each Notice of Borrowing or Letter of Credit Application, as applicable, submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.2(a) and (b) have been satisfied on and as of the date of the applicable Extension of Credit.
ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BORROWER
To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Borrower hereby represents and warrants to the Administrative Agent and the Lenders both before and after giving effect to the transactions contemplated hereunder, which representations and warranties shall be deemed made on the Closing Date and as otherwise set forth in Section 5.2, that:
SECTION 6.1    Legal Status. The Borrower (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has all requisite power and authority and all necessary licenses and permits to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted, except where failures to have such licenses and permits could not, individually or in the aggregate, have a Material Adverse Effect and (c) is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction wherein the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary, except where failures to be so licensed, qualified or in good standing could not, individually or in the aggregate, have a Material Adverse Effect.
SECTION 6.2    Organizational Power, Authorization; Enforceability. The Borrower has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it

157672908_8

is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of the Borrower, and each such document constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal Debtor Relief Laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.
SECTION 6.3    Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by the Borrower of the Loan Documents to which it is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby or thereby do not and will not, by the passage of time, the giving of notice or otherwise, (a)  violate any Applicable Law relating to the Borrower where such violations, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) conflict with, result in a breach of or constitute a default under the Organizational Documents of the Borrower, (c) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which the Borrower is a party or by which any of its properties may be bound or any Governmental Approval relating to the Borrower, which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (d) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Permitted Liens or (e) require any consent or authorization of, filing with, Governmental Approval or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement or the transactions contemplated hereby other than consents, authorizations, filings or other acts or consents (i) which have been made or obtained and are in full force and effect, (ii) any filing of this Agreement with the SEC and (iii) those for which the failure to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 6.4    Compliance with Law; Governmental Approvals. The Borrower and each Subsidiary thereof is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws (including Environmental Laws and the PATRIOT Act) relating to it or any of its respective properties except where (a) the requirement of the Applicable Laws or Governmental Approval is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 6.5    Tax Returns and Payments. The Borrower and each Subsidiary thereof has duly filed or caused to be filed all U.S. federal, state and other material tax returns required by Applicable Law to be filed (or extensions thereof have been obtained in accordance with Applicable Laws), and has paid, or made adequate provision for the payment of, all U.S. federal, state and other material taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of the Borrower), except where a failure to so file or pay, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
SECTION 6.6    Employee Benefit Matters.
(a)    Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) the Borrower and each ERISA Affiliate is in compliance with all applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired, (ii) each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Employee Benefit Plan is so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired and (iii) no liability has been incurred by the

157672908_8

Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties assessed with respect to any Employee Benefit Plan or any Multiemployer Plan;
(b)    Except where the failure of any of the following representations to be correct could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, as of the Closing Date, (i) no Pension Plan has become subject to funding-based benefit restrictions under Section 436 of the Code, (ii) no funding waiver from the IRS has been received or requested with respect to any Pension Plan, (iii) neither the Borrower nor any ERISA Affiliate has failed to make any contributions or to pay any amounts due and owing as required by Sections 412 or 430 of the Code, Section 302 of ERISA or the terms of any Pension Plan on or prior to the due dates of such contributions under Sections 412 or 430 of the Code or Section 302 of ERISA, and (iv) there has not been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;
(c)    Except where the failure of any of the following representations to be correct could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, neither the Borrower nor any ERISA Affiliate has: (i) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (ii) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (iii) failed to make a required contribution or payment to a Multiemployer Plan, or (iv) failed to make a required installment or other required payment under Sections 412 or 430 of the Code;
(d)    No Termination Event has occurred or is reasonably expected to occur;
(e)    Except where the failure of any of the following representations to be correct could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to the knowledge of the Borrower, threatened concerning or involving (i) any employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by the Borrower or any ERISA Affiliate, (ii) any Pension Plan or (iii) any Multiemployer Plan.
(f)    As of the Closing Date the Borrower is not nor will be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Revolving Credit Commitments.
SECTION 6.7    Margin Stock. Neither the Borrower nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the FRB). Following the application of the proceeds of each Extension of Credit, not more than twenty-five percent (25%) of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 8.1 or 8.2 will be “margin stock”.
SECTION 6.8    Government Regulation. The Borrower (a) is not, and is not required to be, registered as an “investment company” within the meaning of the Investment Company Act or (b) is not subject to regulation under any Applicable Law (other than Regulation X of the FRB) that limits its ability to incur, create, assume or permit the Indebtedness contemplated under this Agreement.
SECTION 6.9    No Material Adverse Change. Since December 25, 2021, there has been no Material Adverse Effect.
SECTION 6.10    Litigation. Except with respect to any matters disclosed by the Borrower or any Subsidiary in any filing made under the Exchange Act that is available to the Lenders before the Closing Date, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any Subsidiary or against any of their properties or revenues that (a) seeks to prevent, enjoin or delay the making of any Loan or otherwise calls

157672908_8

into question the validity of any Loan Document and as to which there is a reasonable possibility of an adverse decision, or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.
SECTION 6.11    Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.
(a)    None of the Borrower, any Subsidiary or, to the knowledge of the Borrower, any of their respective directors, employees or Affiliates is a Sanctioned Person.
(b)    To the knowledge of the Borrower, after due care and inquiry, each of the Borrower and its Subsidiaries is in compliance in all material respects with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.
(c)    No proceeds of any Extension of Credit have been used, directly or indirectly, by the Borrower, any of its Subsidiaries or any of its or their respective directors, officers, employees and agents in violation of Section 8.5.
SECTION 6.12    Financial Statements. The audited financial statements included in the 2021 10-K fairly present on a Consolidated basis the results of operations and financial condition of the Borrower and its Subsidiaries as at the dates of such financial statements, and the results of the operations and changes of financial position for the periods then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP, except as expressly noted therein.
SECTION 6.13    Disclosure
. No written material information furnished by or on behalf of the Borrower or any Subsidiary thereof to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken together as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, (a) no representation is made with respect to projected financial information, estimated financial information and other projected or estimated information, except that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made (it being recognized by the Lenders that projections are not to be viewed as facts and that the actual results during the period or periods covered by such projections, many of which are beyond the control of the Borrower and its Subsidiaries, may vary from such projections and that such difference may be material and that such projections are not a guarantee of financial performance); and (b) no representation is made with respect to information of a general economic or general industry nature. As of the Closing Date, all of the information included in the Beneficial Ownership Certification is true and correct.
ARTICLE VII

AFFIRMATIVE COVENANTS
Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Revolving Credit Commitments terminated:
SECTION 7.1    Financial Statements and Pricing Certificate. The Borrower shall deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):
(a)    Annual Financial Statements. As soon as practicable and in any event within ninety (90) days (or, if earlier, on the date of any required public filing thereof after giving effect to any applicable extensions) after the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2022), an audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such

157672908_8

Fiscal Year and audited Consolidated statements of operations, comprehensive income (loss), stockholders’ equity (deficit), and cash flows (in each case as defined in such financial statements) including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any material change in the application of accounting principles and practices during the year. Such annual financial statements shall be audited by an independent certified public accounting firm of recognized national standing, and accompanied by a report and opinion thereon by such certified public accountants prepared in accordance with generally accepted auditing standards that is not subject to any “going concern” or similar qualification or exception or any qualification as to the scope of such audit (other than any exception or explanatory paragraph, but not a qualification, that is solely with respect to, or resulting solely from, (A) an upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered or (B) any potential inability to satisfy a financial maintenance covenant (including the financial covenant described herein) on a future date or in a future period).
(b)    Quarterly Financial Statements. As soon as practicable and in any event within sixty (60) days (or, if earlier, on the date of any required public filing thereof after giving effect to any applicable extensions) after the end of the first three fiscal quarters of each Fiscal Year (commencing with the fiscal quarter ended on or about June 30, 2022), an unaudited condensed Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited condensed Consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows (in each case as defined in such financial statements) for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any material change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year-end adjustments and the absence of footnotes.
(c)    Pricing Certificate. As soon as available and in any event within 270 days following the end of each calendar year (commencing with the calendar year ending December 31, 2022), the Borrower shall deliver to the Administrative Agent, the Sustainability Structuring Agent and the Lenders, a Pricing Certificate for the most recently-ended calendar year; provided, that for any calendar year the Borrower may elect not to deliver a Pricing Certificate, such election shall not constitute a Default or Event of Default (but such failure to so deliver a Pricing Certificate by the end of such 270-day period shall result in the Sustainability Rate Adjustment and the Sustainability Commitment Fee Adjustment being applied at the Sustainability Threshold Adjustment as set forth in Section 4.17(c)). Failure of the Borrower to deliver a Pricing Certificate within the time frame specified above shall be deemed to be an election by the Borrower to not deliver a Pricing Certificate for such period.
SECTION 7.2    Certificates; Other Reports. The Borrower shall deliver to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):
(a)    not later than five (5) days after the delivery of the financial statements pursuant to Sections 7.1(a) or (b), a duly completed Compliance Certificate that, among other things, (i) states that no Default or Event of Default is continuing or, if a Default or Event of Default is continuing, states the nature thereof and the action that the Borrower proposes to take with respect thereto and (ii) demonstrates compliance with the financial covenant set forth in Section 8.4 as of the last day of the applicable Reference Period ending on the last day of the Reference Period covered by such financial statements, together with a report containing management’s discussion and analysis of such financial statements;
(b)    promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or

157672908_8

be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(c)    promptly upon the request thereof, such other information and documentation required under applicable “know your customer” rules and regulations, the PATRIOT Act or any applicable Anti-Money Laundering Laws or Anti-Corruption Laws, in each case as from time to time reasonably requested by the Administrative Agent or any Lender;
(d)    such other information regarding sustainability matters and practices (including KPI Metrics), the operations, business or legal affairs and financial condition of the Borrower or any Subsidiary thereof as the Administrative Agent, the Sustainability Structuring Agent or any Lender may reasonably request.
Documents required to be delivered pursuant to Section 7.1(a) or (b) or Section 7.2(b) (in each case, to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide copies of the Compliance Certificates required by Section 7.2 to the Administrative Agent in accordance with the procedures set forth in Section 11.1. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the Issuing Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Lenders and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.9); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
SECTION 7.3    Notice of Litigation and Other Matters. Promptly after any Responsible Officer of the Borrower obtains knowledge thereof, the Borrower shall notify the Administrative Agent in writing of (which shall promptly make such information available to the Lenders in accordance with its customary practice):
(a)    the occurrence of any Default or Event of Default;
(b)    the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving the Borrower or any Subsidiary thereof or any of their respective properties, assets or businesses in each case that could reasonably be expected to result in a Material Adverse Effect; and

157672908_8

(c)    any attachment, judgment, lien, levy or order exceeding the Threshold Amount that may be assessed against or threatened against the Borrower or any Material Subsidiary thereof.
Each notice pursuant to Section 7.3 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken or proposes to take with respect thereto. Each notice pursuant to Section 7.3(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
SECTION 7.4    Preservation of Corporate Existence; Licenses, Permits and Related Matters. Except in a transaction not prohibited by Section 8.2, the Borrower shall (a) preserve and maintain its separate corporate existence and good standing in its state of incorporation and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
SECTION 7.5    Maintenance of Intellectual Property.    The Borrower shall protect and preserve all Intellectual Property necessary in its business, including copyrights, patents, trade names, service marks and trademarks; except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 7.6    Accounting Methods and Financial Records. The Borrower shall, and shall cause its Subsidiaries to, maintain a system of accounting, and keep proper books, records and accounts (which shall be accurate and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance in all material respects with GAAP and in compliance in all material respects with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.
SECTION 7.7    Payment of Taxes. The Borrower shall, and shall cause its Subsidiaries to, pay all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property except where the failure to pay could not. individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided, that the Borrower or such Subsidiary may contest any item described in this Section in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.
SECTION 7.8    Compliance with Laws and Approvals. The Borrower shall and shall cause its Subsidiaries to, observe and remain in compliance with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business except where (a) the necessity of compliance therewith is contested in good faith by appropriate proceedings or (b) the failure to do so could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 7.9    Visits and Inspections. At any time after the occurrence and during the continuance of a Default or Event of Default, the Borrower shall, and shall cause its Subsidiaries to, permit representatives of the Administrative Agent or any Lender, from time to time upon prior reasonable notice and at such times during normal business hours, all at the expense of the Borrower, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants (so long as the Administrative Agent or the applicable Lender shall have given prior written notice to the Borrower of its intention to discuss such finances and affairs with such accountants and have given the Borrower the opportunity to participate in such discussions), its business, assets, liabilities, financial condition, results of operations and business prospects; provided that, excluding any such visits and inspections during the continuation of an Event of Default, (i) the Administrative Agent shall not exercise such rights more often than one time during any calendar year at the Borrower’s expense and (ii) any such visits and expenses by any Lender shall be at such Lender’s expense. For the avoidance of doubt, (x) neither the Borrower nor any of its Subsidiaries will be required to provide any information to the extent that the provision thereof would violate or waive any attorney-client or other privilege, constitute attorney work product or violate or contravene any law,

157672908_8

rule or regulation, or any obligation of confidentiality (not created in contemplation hereof) binding on the Borrower or its Subsidiaries (but will advise the Administrative Agent if information is being withheld pursuant to this sentence); provided, that the Borrower shall use commercially reasonable efforts to obtain consent to provide such information and in the event the Borrower and its Subsidiaries do not provide information in reliance on this sentence, the Borrower shall use commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege.
SECTION 7.10    Use of Proceeds. The Borrower shall use the proceeds of the Extensions of Credit (i) to pay fees, commissions and expenses in connection with the Transactions and (ii) for working capital and general corporate purposes of the Borrower and its Subsidiaries; provided that no part of the proceeds of any of the Loans or Letters of Credit shall be used for purchasing or carrying margin stock (within the meaning of Regulation U of the FRB) or for any purpose which violates the provisions of Regulation U of the FRB.
SECTION 7.11    Compliance with Anti-Corruption Laws; Beneficial Ownership Regulation, Anti-Money Laundering Laws and Sanctions. The Borrower shall, and shall cause its Subsidiaries to, (a) maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, (b) notify the Administrative Agent and the Lenders of any change in its status as exempt from the reporting requirements of the Beneficial Ownership Regulation and (c) promptly upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or directly to such Lender, as the case may be, any information or documentation reasonably requested by it for purposes of complying with the Beneficial Ownership Regulation.
ARTICLE VIII

NEGATIVE COVENANTS
Until all of the Obligations (other than contingent, indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Revolving Credit Commitments terminated, the Borrower will not:
SECTION 8.1    Liens. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any Lien on or with respect to any of its property, whether now owned or hereafter acquired, except:
(a)    Liens securing the Obligations (including Liens in favor of the Swingline Lender and/or the Issuing Lenders, as applicable, on Cash Collateral granted pursuant to the Loan Documents);
(b)    Liens in existence on the Closing Date and described on Schedule 8.1, and the replacement, renewal or extension thereof (solely to the extent that such Liens were in existence on the Closing Date and described on Schedule 8.1); provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond that in existence on the Closing Date, except for products and proceeds of the foregoing;
(c)    Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) (i) not yet due or as to which the period of grace, if any, related thereto has not expired or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;
(d)    the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which are not overdue for a period of more than sixty (60) days or if more than sixty (60) days overdue, no action has been taken to enforce such Liens and such Liens are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

157672908_8

(e)    deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance and other types of social security or similar legislation, or to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business;
(f)    encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record or other similar encumbrances on the use of real property, which do not, in any case, materially detract from the value of such property or materially impair the use thereof in the ordinary conduct of business;
(g)    Liens arising from the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to operating leases entered into in the ordinary course of business;
(h)    Liens securing Indebtedness and other obligations, to the extent that such Liens are not otherwise permitted by this Section 8.1; provided that immediately after giving effect to the incurrence or assumption of any such Lien, the sum of the aggregate principal amount of all outstanding Indebtedness and other obligations secured by Liens permitted solely by reason of this Section 8.1(h) (together with any renewals, extensions, refinancings or refundings thereof) shall not exceed the greater of (i) 6.0% of Consolidated Total Assets and (ii) $700,000,000;
(i)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.1(l) or securing appeal or other surety bonds relating to such judgments;
(j)    Liens arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers so long as such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;
(k)    Liens on property (i) of a Person that becomes a Subsidiary existing at the time that such Person becomes a Subsidiary in connection with an acquisition permitted hereunder and (ii) of the Borrower or any of its Subsidiaries existing at the time such property is purchased or otherwise acquired by the Borrower or such Subsidiary pursuant to a transaction permitted hereunder and, in each case any modification, replacement, renewal and extension thereof; provided that, with respect to each of the foregoing clauses (i) and (ii), (A) such Liens are not incurred in connection with, or in anticipation of, such permitted acquisition, purchase or other acquisition, (B) such Liens do not encumber any property other than property encumbered at the time of such acquisition or such Person becoming a Subsidiary and the proceeds and products thereof and are not all asset Liens, (C) such Liens do not attach to any other property of the Borrower or any of its Subsidiaries and (D) such Liens will secure only those obligations which it secures at the time such acquisition or purchase occurs;
(l)    (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the UCC in effect in the relevant jurisdiction, (ii)  Liens of any depositary bank in connection with statutory, common law and contractual rights of setoff and recoupment with respect to any deposit account of the Borrower or any Subsidiary thereof and (iii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of any assets or property in the ordinary course of business; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;
(m)    (i)  Liens of landlords arising in the ordinary course of business to the extent relating to the property and assets relating to any lease agreements with such landlord, and (ii) Liens of suppliers (including sellers of goods) or customers arising in the ordinary course of business to the extent limited to the property or assets relating to such contract;
(n)    (i) leases, licenses, subleases or sublicenses (including non-exclusive licenses and sublicenses of Intellectual Property rights) granted to others which do not (A) interfere in any material

157672908_8

respect with the business of the Borrower or its Subsidiaries or materially detract from the value of the relevant assets of the Borrower or its Subsidiaries or (B) secure any Indebtedness and (ii) any interest or title of a licensor, sub-licensor, lessor or sub-lessor under leases, licenses, subleases or sublicenses entered into by any of the Borrower and its Subsidiaries as licensee, sub-licensee, lessee or sub-lessee in the ordinary course of business or any customary restriction or encumbrance with respect to the property subject to any such lease, license, sublease or sublicense;
(o)    (i) Liens on Equity Interests of joint ventures securing capital contributions thereto and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to Non-Wholly-Owned Subsidiaries;
(p)    Liens (i) arising from the sale or transfer of accounts receivable and notes of the Borrower and its Subsidiaries; provided that the Borrower and its Subsidiaries receive adequate consideration thereof and (ii) on notes or accounts receivable sold or transferred in a transaction which constitutes a true sale under GAAP and Applicable Laws;
(q)    to the extent constituting Liens, any option or other agreement to purchase any asset of the Borrower or any of its Subsidiaries, the disposition of which is not prohibited under Section 8.2 or otherwise under this Agreement;
(r)    reasonable customary initial deposits and margin deposits to the extent required by Applicable Law; provided that any obligation secured by any deposit permitted under this Section 8.1(r) shall have been incurred in the ordinary course of business and not for speculative purposes;
(s)    Liens solely on any cash earnest money deposits or escrow arrangements made by the Borrower or any Subsidiary in connection with any letter of intent or purchase or merger agreement for any acquisition;
(t)    (i) Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods in the ordinary course of business and (ii) Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;
(u)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower and its Subsidiaries in the ordinary course of business;
(v)    Liens on cash or cash equivalents used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is permitted by this Agreement;
(w)    Liens on any Intellectual Property owned by the Borrower and its Subsidiaries;
(x)    Liens of issuers or nominated persons arising under Section 5-118 of the UCC on documents presented under letters of credit;
(y)    Liens on assets securing obligations under Hedge Agreements entered into in the ordinary course of business and not for speculative purposes; provided that the aggregate fair market value of the assets pledged in reliance on this clause (y) shall not at any time exceed $50,000,000; and
(z)    Liens on fixed or capital assets acquired, constructed, repaired, replaced or improved by the Borrower or any Subsidiary; provided that (i) such security interests and the Indebtedness secured thereby are incurred within 270 days after such acquisition or the completion of such construction, repair, replacement or improvement, (ii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iii) such security interests shall not apply to any other property of the Borrower or any Subsidiary, except for accessions to fixed or capital assets covered by such Lien, property financed by such Indebtedness and the proceeds and products thereof.

157672908_8

SECTION 8.2    Fundamental Changes.
(a)    Merge, consolidate, amalgamate or enter into any similar combination with (including by division), with, any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except  that, so long as no Default or Event of Default has occurred and is continuing, the Borrower may merge or otherwise consolidate with any Person if (A) the Borrower is the surviving Person or (B) the surviving Person is organized under the laws of the United States, any state thereof or the District of Columbia and assumes in writing all of the Borrower’s Obligations pursuant to documentation reasonably satisfactory to the Administrative Agent and provides to the Administrative Agent and the Lenders all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and, to the extent such surviving Person qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification, with results reasonably satisfactory to the Administrative Agent and each of the Lenders.
(b)    Enter into any Asset Disposition of all or substantially all of the assets of the Borrower and its Subsidiaries (taken as a whole), whether in a single transaction or series of transactions, unless permitted pursuant to Section 8.2(a).
SECTION 8.3    Nature of Business. Engage in any business other than the businesses conducted by the Borrower and its Subsidiaries as of the Closing Date and businesses and business activities reasonably related or ancillary thereto or that are reasonable extensions thereof.
SECTION 8.4    Consolidated Interest Coverage Ratio. As of the last day of any fiscal quarter ending after the Closing Date, permit the Consolidated Interest Coverage Ratio to be less than 3.00 to 1.00.
SECTION 8.5    Use of Proceeds. The Borrower shall not use the proceeds of any Extension of Credit, directly or, to the knowledge of the Borrower, indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
ARTICLE IX

DEFAULT AND REMEDIES
SECTION 9.1    Events of Default. Each of the following shall constitute an Event of Default:
(a)    Default in Payment of Principal of Loans and Reimbursement Obligations. The Borrower shall default in any payment of principal of any Loan or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise) or fail to provide Cash Collateral pursuant to Section 2.4(b), Section 2.5(b), Section 4.14 or Section 4.15(a)(v).
(b)    Other Payment Default. The Borrower shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or Reimbursement Obligation or the payment of any other Obligation, and such default shall continue for a period of five (5) Business Days.
(c)    Misrepresentation. Any representation, warranty, certification or statement of fact made or deemed made by the Borrower in this Agreement, in any other Loan Document, or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty, certification or statement of fact made or deemed made by the Borrower in this Agreement, in any other Loan Document, or in any document delivered in connection herewith or

157672908_8

therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made.
(d)    Default in Performance of Certain Covenants. The Borrower shall default in the performance or observance of any covenant or agreement contained in Sections 7.3(a), 7.4(a) or Article VIII.
(e)    Default in Performance of Other Covenants and Conditions. The Borrower shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for in this Section 9.1) or any other Loan Document and such default shall continue for a period of thirty (30) days after the Administrative Agent’s delivery of written notice thereof to the Borrower.
(f)    Indebtedness Cross-Payment Default/Cross Acceleration. The Borrower or any Subsidiary thereof shall (i) default in the payment of any Indebtedness (other than the Loans, intercompany Indebtedness between or among the Borrower and its Wholly-Owned Subsidiaries or any Reimbursement Obligation) the aggregate principal amount of which is in excess of the Threshold Amount beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans, intercompany Indebtedness between or among the Borrower and its Wholly-Owned Subsidiaries or any Reimbursement Obligation or any Indebtedness under any Hedge Agreement) the aggregate outstanding principal amount of which is in excess of the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur, the effect of which default or other event is to cause, any such Indebtedness to (A) become due, or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity (any applicable grace period having expired) or (B) be cash collateralized; provided that this clause (f)(ii) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or as a result of a casualty event affecting such property or assets, (y) a “change of control” put arising as a result of any acquisition of any entity or its subsidiaries or any business thereof so long as in each case any such Indebtedness that is put in accordance with the terms of such Indebtedness is paid as required by the terms of such Indebtedness or (z) termination events or similar events occurring under any Hedge Agreement, the Hedge Termination Value of which is in excess of the Threshold Amount (it being understood that clause (i) above will apply to any failure to make any payment required as a result of any such termination or similar event).
(g)    Change in Control. Any Change in Control shall occur.
(h)    Voluntary Bankruptcy Proceeding. The Borrower or any Material Subsidiary thereof shall (i) commence a voluntary case under any Debtor Relief Laws, (ii) file a petition seeking to take advantage of any Debtor Relief Laws, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under any Debtor Relief Laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.
(i)    Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower or any Material Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under any Debtor Relief Laws, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for the Borrower or any Material Subsidiary thereof or for all or any substantial part of its assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding under such Debtor Relief Laws shall be entered.

157672908_8

(j)    Failure of Agreements. Any material provision of a Loan Document shall cease for any reason other than satisfaction in full of all the Obligations (other than contingent indemnification obligations that survive the termination of this Agreement) to be in full force and effect or the Borrower asserts or states in writing that any Loan Document is not a legal, valid and binding obligation of the Borrower.
(k)    ERISA Events. (i) A Termination Event occurs with respect to a Pension Plan or Multiemployer Plan which, when taken together with all other Termination Events, has resulted or could reasonably be expected to result in a Material Adverse Effect, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.
(l)    Judgment. One or more judgments, orders or decrees for the payment of money shall be entered against the Borrower or any Material Subsidiary thereof by any court and continues without having been discharged, vacated or stayed for a period of sixty (60) consecutive days after the entry thereof and such judgments, orders or decrees are individually or in the aggregate (to the extent not paid or covered by insurance as to which the relevant insurance company has acknowledged the claim and has not disputed coverage), in excess of the Threshold Amount.
SECTION 9.2    Remedies. Upon the occurrence and during the continuance of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:
(a)    Acceleration; Termination of Credit Facility. Terminate the Revolving Credit Commitments and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 9.1(h) or (i), the Credit Facility shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.
(b)    Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, demand that the Borrower shall at such time deposit in a Cash Collateral account opened by the Administrative Agent an amount equal to the Minimum Collateral Amount of the aggregate then undrawn and unexpired amount of such Letter of Credit. Amounts held in such Cash Collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations in accordance with Section 9.4. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such Cash Collateral account shall be returned to the Borrower.
(c)    General Remedies. Exercise on behalf of the Lender Parties all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Obligations.

157672908_8

SECTION 9.3    Rights and Remedies Cumulative; Non-Waiver; Etc.
(a)    The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.
(b)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.2 for the benefit of all the Lenders and the Issuing Lenders; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any Issuing Lender or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Lender or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 11.4 (subject to the terms of Section 4.6), or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.2 and (B) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 4.6, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
SECTION 9.4    Crediting of Payments and Proceeds. In the event that the Obligations have been accelerated pursuant to Section 9.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received on account of the Obligations and all net proceeds from the enforcement of the Obligations shall, subject to the provisions of Sections 4.14 and 4.15, be applied by the Administrative Agent as follows:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees (other than Commitment Fees and Letter of Credit fees payable to the Revolving Credit Lenders), indemnities and other amounts (other than principal and interest) payable to the Lenders, the Issuing Lenders and the Swingline Lender under the Loan Documents, including attorney fees, ratably among the Lenders, the Issuing Lenders and the Swingline Lender in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid Commitment Fees, Letter of Credit fees payable to the Revolving Credit Lenders and interest on the Loans and Reimbursement Obligations, ratably among the Lenders, the Issuing Lenders and the Swingline Lender in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Reimbursement Obligations and to Cash Collateralize any L/C Obligations then outstanding, ratably

157672908_8

among the holders of such obligations in proportion to the respective amounts described in this clause Fourth payable to them; and
Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Applicable Law.
SECTION 9.5    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and the Administrative Agent under Sections 3.3, 4.3 and 11.3) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.3, 4.3 and 11.3.
ARTICLE X

THE ADMINISTRATIVE AGENT
SECTION 10.1    Appointment and Authority.
(a)    Each of the Lenders and each Issuing Lender hereby irrevocably appoints, designates and authorizes Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as provided in Section 10.6, the provisions of this Article are solely for the benefit of the Administrative Agent, the Arrangers, the Lenders, the Issuing Lenders and their respective Related Parties, and neither the Borrower nor any Subsidiary thereof shall have rights as a third-party beneficiary of any of such provisions.
(b)    It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
SECTION 10.2    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates

157672908_8

may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial advisory, underwriting, capital markets or other business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.
SECTION 10.3    Exculpatory Provisions.
(a)    The Administrative Agent, each of the Arrangers, the Sustainability Structuring Agent and their respective Related Parties shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent, each of the Arrangers, the Sustainability Structuring Agent and their respective Related Parties:
(i)    shall not be subject to any agency, trust, fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;
(iii)    shall not, have any duty to disclose, and shall not be liable for the failure to disclose to any Lender, any Issuing Lender or any other Person, any credit or other information relating concerning the business, prospects, operations, properties, assets, financial or other condition or creditworthiness of the Borrower or any of its Subsidiaries or Affiliates that is communicated to, obtained by or otherwise in the possession of the Person serving as the Administrative Agent, any of the Arrangers, the Sustainability Structuring Agent or their respective Related Parties in any capacity, except for notices, reports and other documents that are required to be furnished by the Administrative Agent to the Lenders pursuant to the express provisions of this Agreement; and
(iv)    shall not be required to account to any Lender or any Issuing Lender for any sum or profit received by the Administrative Agent for its own account.
(b)    The Administrative Agent, each of the Arrangers, the Sustainability Structuring Agent and their respective Related Parties shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.2 and Section 9.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default and indicating that such notice is a “Notice of Default” is given to the Administrative Agent by the Borrower, a Lender or an Issuing Lender.
(c)    The Administrative Agent, each of the Arrangers, the Sustainability Structuring Agent and their respective Related Parties shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith (including any report provided to it by an Issuing Lender pursuant to Section 3.9), (iii) the performance or observance of any of the covenants, agreements

157672908_8

or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vi) the utilization of any Issuing Lender’s L/C Commitment (it being understood and agreed that each Issuing Lender shall monitor compliance with its own L/C Commitment without any further action by the Administrative Agent).
(d)    The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.
SECTION 10.4    Reliance . Each of the Administrative Agent and the Sustainability Structuring Agent shall be entitled to rely upon, shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person, including any certification pursuant to Section 10.9. Each of the Administrative Agent and the Sustainability Structuring Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. Each of the Administrative Agent and the Sustainability Structuring Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Lender or Issuing Lender that has signed this Agreement or a signature page to an Assignment and Assumption or any other Loan Document pursuant to which it is to become a Lender or Issuing Lender hereunder shall be deemed to have consented to, approved and accepted and shall deemed satisfied with each document or other matter required thereunder to be consented to, approved or accepted by such Lender or Issuing Lender or that is to be acceptable or satisfactory to such Lender or Issuing Lender.
SECTION 10.5    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
SECTION 10.6    Resignation of Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed and not to be required if an Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank or financial institution reasonably experienced in serving as

157672908_8

administrative agent on syndicated bank facilities with an office in the United States, or an Affiliate of any such bank or financial institution with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and consented to by the Borrower (if such consent is required hereby) and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender or a Disqualified Institution. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security, if any, held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time, if any, as the Required Lenders appoint and the Borrower consents to (if such consent is required hereby) a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent or relating to its duties as Administrative Agent that are carried out following its retirement or removal.
(d)    Any resignation by, or removal of, Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Lender and Swingline Lender and the resignation of Wells Fargo Securities, LLC as Sustainability Structuring Agent. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender, if in its sole discretion it elects to, and Swingline Lender and it or one of its Affiliates, as it may designate, shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Sustainability Structuring Agent, (ii) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Lender, if in its sole discretion it elects to, shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

157672908_8

(e)    The Sustainability Structuring Agent may at any time give notice of its resignation to the Administrative Agent, the Lenders, the Issuing Lenders and the Borrower. Upon receipt of any such notice of resignation, the Borrower shall have the right, with the consent of the Required Lenders, to appoint a successor, which shall be a bank or financial institution reasonably experienced in serving as a sustainability structuring agent (or the equivalent) on syndicated bank facilities with an office in the United States, or an Affiliate of any such bank or financial institution with an office in the United States. If no such successor shall have been so appointed by the Borrower and consented to by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Sustainability Structuring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Sustainability Agent Resignation Effective Date”), then the retiring Sustainability Structuring Agent may (but shall not be obligated to), on behalf of the Administrative Agent, the Lenders and the Issuing Lenders, appoint a successor Sustainability Structuring Agent meeting the qualifications set forth above; provided that in no event shall any such successor Sustainability Structuring Agent (or any of its Affiliates) be a Defaulting Lender or a Disqualified Institution. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Sustainability Agent Resignation Effective Date.
(f)    With effect from the Sustainability Agent Resignation Effective Date, (i) the retiring Sustainability Structuring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments or other amounts then owed to the retiring Sustainability Structuring Agent, all communications and determinations provided to be made by, to or through the Sustainability Structuring Agent shall instead be made by or to the Administrative Agent, or in the event Section 10.6(c) is applicable, each Lender and each Issuing Lender directly, until such time, if any, as the Required Lenders appoint and the Borrower consents to (if such consent is required hereby) a successor Sustainability Structuring Agent as provided for above. Upon the acceptance of a successor’s appointment as Sustainability Structuring Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Sustainability Structuring Agent (other than any rights to indemnity payments or other amounts owed to the retiring Sustainability Structuring Agent as of the Sustainability Agent Resignation Effective Date), and the retiring Sustainability Structuring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Sustainability Structuring Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Sustainability Structuring Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.3 shall continue in effect for the benefit of such retiring Sustainability Structuring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Sustainability Structuring Agent was acting as Sustainability Structuring Agent or relating to its duties as Sustainability Structuring Agent that are carried out following its retirement.
SECTION 10.7    Non-Reliance. Each Lender and each Issuing Lender expressly acknowledges that none of the Administrative Agent, the Arrangers, the Sustainability Structuring Agent or any of their respective Related Parties has made any representations or warranties to it and that no act taken or failure to act by the Administrative Agent, any of the Arrangers, the Sustainability Structuring Agent or any of their respective Related Parties, including any consent to, and acceptance of any assignment or review of the affairs of the Borrower and its Subsidiaries or Affiliates shall be deemed to constitute a representation or warranty of the Administrative Agent, any of the Arrangers, the Sustainability Structuring Agent or any of their respective Related Parties to any Lender, any Issuing Lender or any other Lender Party as to any matter, including whether the Administrative Agent, any of the Arrangers, the Sustainability Structuring Agent or any of their respective Related Parties have disclosed material information in their (or their respective Related Parties’) possession. Each Lender and each Issuing Lender expressly acknowledges, represents and warrants to the Administrative Agent, the Arrangers, the Sustainability Structuring Agent and their respective Related Parties that (a) the Loan Documents set forth the terms of a commercial lending facility, (b) it is engaged in making, acquiring, purchasing or holding commercial loans in the ordinary course and is entering into this Agreement and the other Loan Documents to which it is a party as a Lender for the purpose of making, acquiring, purchasing and/or holding the commercial loans set forth herein as may be applicable to it, and not for the purpose of making, acquiring, purchasing or holding any other type of financial instrument, (c) it is sophisticated with respect to decisions to make,

157672908_8

acquire, purchase or hold the commercial loans applicable to it and either it or the Person exercising discretion in making its decisions to make, acquire, purchase or hold such commercial loans is experienced in making, acquiring, purchasing or holding commercial loans, (d) it has, independently and without reliance upon the Administrative Agent, the Arrangers, any other Lender, the Sustainability Structuring Agent or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and appraisal of, and investigations into, the business, prospects, operations, property, assets, liabilities, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, all applicable bank or other regulatory Applicable Laws relating to the Transactions and the transactions contemplated by this Agreement and the other Loan Documents and (e) it has made its own independent decision to enter into this Agreement and the other Loan Documents to which it is a party and to extend credit hereunder and thereunder. Each Lender and each Issuing Lender also acknowledges that (i) it will, independently and without reliance upon the Administrative Agent, the Arrangers, the Sustainability Structuring Agent or any other Lender or any of their respective Related Parties (A) continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder based on such documents and information as it shall from time to time deem appropriate and its own independent investigations and (B) continue to make such investigations and inquiries as it deems necessary to inform itself as to the Borrower and its Subsidiaries and (ii) it will not assert any claim in contravention of this Section 10.7.
SECTION 10.8    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Sustainability Structuring Agent, syndication agents, documentation agents, co-agents, arrangers or bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder, but each such Person shall have the benefit of the indemnities and exculpatory provisions hereof.
SECTION 10.9    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit or the Revolving Credit Commitments or this Agreement;
(ii)    the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement;
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement satisfies

157672908_8

the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement; or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent, any Arranger nor any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
SECTION 10.10    Erroneous Payments.
(a)    Each Lender, each Issuing Lender, each other Lender Party and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or Issuing Lender or any other Lender Party (or the applicable Affiliate of a Lender Party) or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender, Issuing Lender or other Lender Party (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 10.10(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(b)    Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.
(c)    In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous

157672908_8

Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in immediately available funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the Overnight Rate.
(d)    In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Revolving Credit Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not the Revolving Credit Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 11.8 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.
(e)    Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 10.10 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrower, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.
(f)    Each party’s obligations under this Section 10.10 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Revolving Credit Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
(g)    Nothing in this Section 10.10 will constitute a waiver or release of any claim of the Administrative Agent hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

157672908_8

ARTICLE XI

MISCELLANEOUS
SECTION 11.1    Notices.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:
If to the Borrower:
Advanced Micro Devices, Inc.
7171 Southwest Parkway
M/S B100.3
Austin, Texas 78735
Attention of: Zain Kazim, Senior Director, Treasury & Assistant Treasurer
Telephone No.: (408) 749-4000
E-mail: zain.kazim@amd.com
With copies to:
Advanced Micro Devices, Inc.
2485 Augustine Drive
Santa Clara, California 95054
Attention of: Law Department
    Harry A. Wolin, Senior Vice President, General Counsel
    and Corporate Secretary
Facsimile No.: (512) 602-1252
If to Wells Fargo, as Administrative Agent:
Wells Fargo Bank, National Association
MAC D1109-019
1525 West W.T. Harris Blvd.
Charlotte, NC 28262
Attention of: Syndication Agency Services
Telephone No.: (704) 590-2706
Facsimile No.: (844) 879-5899
Email: Agencyservices.requests@wellsfargo.com
With copies to:
Wells Fargo Bank, National Association
MAC A0112-145
550 California Street, 14th Floor
San Francisco, CA 94104
Attention of: Kambiz Ghorashi, Director, Relationship Manager
Telephone No.: 415-834-4890
E-mail: kambiz.ghorashi@wellsfargo.com
If to any Lender:
To the address of such Lender set forth on the Register with respect to deliveries of notices and other documentation that may contain material non-public information.

157672908_8

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Lender pursuant to Article II or III if such Lender or such Issuing Lender, as applicable, has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)    Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.
(d)    Change of Address, Etc. Each of the Borrower, the Administrative Agent, any Issuing Lender or the Swingline Lender may change its address or other contact information for notices and other communications hereunder by notice to the other parties hereto. Any Lender may change its address or facsimile number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, each Issuing Lender and the Swingline Lender.
(e)    Platform.
(i)    The Borrower, each Lender and each Issuing Lender agrees that the Administrative Agent may, but shall not be obligated to, make the Borrower Materials available to the Issuing Lenders and the other Lenders by posting the Borrower Materials on the Platform. The Borrower acknowledges and agrees that any DQ List shall be deemed suitable for posting and may be posted by the Administrative Agent on the Platform, including the portion of the Platform that is designated for “public side” Lenders.
(ii)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Borrower Materials or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Borrower Materials. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform. Although the Platform is secured pursuant to generally-applicable security procedures and policies implemented or modified by the Administrative Agent and its Related Parties, each of the Lenders, the Issuing Lenders and the Borrower acknowledges and agrees that distribution of information through an electronic means is not

157672908_8

necessarily secure in all respects, the Administrative Agent, the Arrangers and their respective Related Parties (collectively, the “Agent Parties”) are not responsible for approving or vetting the representatives, designees or contacts of any Lender or Issuing Lender that are provided access to the Platform and that there may be confidentiality and other risks associated with such form of distribution. Each of the Borrower, each Lender and each Issuing Lender party hereto understands and accepts such risks. In no event shall the Agent Parties have any liability to the Borrower, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of communications through the Internet (including the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to the Borrower, any Lender, any Issuing Lender or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).
(f)    Private Side Designation. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States federal and state securities Applicable Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities Applicable Laws.
SECTION 11.2    Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document (including Section 4.8(c)), any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing and approved by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall:
(a)    increase or extend the Revolving Credit Commitment of any Lender (or reinstate any Revolving Credit Commitment terminated pursuant to Section 9.2) or increase the amount of Loans of any Lender, in any case, without the written consent of such Lender;
(b)    waive, extend or postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document (except as provided in Section 4.16) without the written consent of each Lender directly and adversely affected thereby;
(c)    reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clauses (iv) and (viii) of the proviso set forth in the paragraph below) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby; provided that (i) only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the rate set forth in Section 4.1(b) during the continuance of an Event of Default, (ii) this clause (c) shall not apply to any change in the rate of interest or change in the Commitment Fees contemplated by Section 4.17 and (iii) only the consent of Required Lenders, the Administrative Agent and the Sustainability Structuring Agent shall be necessary to approve a Sustainability KPI Amendment;
(d)    except as otherwise provided in Section 4.16, change Section 4.6 or Section 9.4 (or amend any other term of the Loan Documents that would have the effect of changing Section 4.6 or Section 9.4) in a manner that would alter the pro rata sharing of payments or order of application required thereby without the written consent of each Lender directly and adversely affected thereby;

157672908_8

(e)    change any provision of this Section or reduce the percentages specified in the definitions of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly and adversely affected thereby; or
(f)    consent to the assignment or transfer by the Borrower of the Borrower’s rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 8.2), in each case, without the written consent of each Lender;
provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each affected Issuing Lender in addition to the Lenders required above, affect the rights or duties of such Issuing Lender under this Agreement or any Letter of Credit Documents relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document or modify Section 11.1(e), Section 11.18 or Article X hereof; (iv) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (v) each Letter of Credit Document may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; provided that a copy of such amended Letter of Credit Document shall be promptly delivered to the Administrative Agent upon such amendment or waiver, (vi) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error, ambiguity, defect or inconsistency or omission of a technical or immaterial nature in any such provision, (vii) the Administrative Agent (and, if applicable, the Borrower) may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to implement any Benchmark Replacement or any Conforming Changes or otherwise effectuate the terms of Section 4.8(c) in accordance with the terms of Section 4.8(c), (viii) no amendment, waiver or consent shall, unless in writing and signed by the Sustainability Structuring Agent in addition to the Lenders required above, affect the rights or duties of the Sustainability Structuring Agent under this Agreement and (ix) the Administrative Agent, the Borrower and the Sustainability Structuring Agent may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to implement any Sustainability Baseline Amendment or otherwise effectuate the terms of Section 4.17(j) in accordance with the terms of Section 4.17(j). Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (A) the Revolving Credit Commitment of such Lender may not be increased or extended without the consent of such Lender, and (B) any amendment, waiver, or consent hereunder which requires the consent of all Lenders or each affected Lender that by its terms disproportionately and adversely affects any such Defaulting Lender relative to other affected Lenders shall require the consent of such Defaulting Lender.
Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent of any Lender (but with the consent of the Borrower and the Administrative Agent), to (x) amend and restate this Agreement and the other Loan Documents if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Revolving Credit Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement and the other Loan Documents and (y) enter into amendments or modifications to this Agreement (including amendments to this Section 11.2) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Section 4.13 or Section 4.16 (including as applicable, (1) to permit the Revolving Credit Commitment Increases to share ratably in the benefits of this Agreement and the other

157672908_8

Loan Documents and (2) to include a Revolving Credit Commitment Increase in any determination of (i) Required Lenders or (ii) similar required lender terms applicable thereto); provided that no amendment or modification shall result in any increase in the amount of any Lender’s Revolving Credit Commitment or any increase in any Lender’s Revolving Credit Commitment Percentage, in each case, without the written consent of such affected Lender.
SECTION 11.3    Expenses; Indemnity.
(a)    Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers, the Sustainability Structuring Agent and their respective Affiliates (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Administrative Agent and its Affiliates and, if necessary, a one local counsel, specialty or foreign in any relevant material jurisdiction or specialty), in connection with the syndication of the Credit Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, the Sustainability Structuring Agent, any Lender or any Issuing Lender (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of (x) one counsel to the Administrative Agent and Wells Fargo Securities, LLC taken as a whole, and, if necessary, of one local, specialty or foreign counsel to the Administrative Agent and Wells Fargo Securities, LLC, taken as a whole, in any relevant material jurisdiction or specialty and (y) one counsel to the Lenders (taken as a whole), and, if necessary, of one local, specialty or foreign counsel to the Lenders (taken as a whole) in any relevant material jurisdiction or specialty; provided that in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Lenders similarly situated (taken as a whole)), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Arranger, the Sustainability Structuring Agent, each Lender, each Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including any Environmental Claims), penalties, damages, liabilities and related reasonable and documented expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of (x) one counsel to the Administrative Agent and its Affiliates and, if reasonably necessary, a single specialty or local counsel for the Administrative Agent and its Affiliates in each relevant specialty or jurisdiction, as applicable and (y) one counsel to all Indemnitees taken as a whole (other than the Administrative Agent and its Affiliates) and, if reasonably necessary, a single specialty or local counsel for all Indemnitees taken as a whole (other than the Administrative Agent and its Affiliates) in each relevant specialty or jurisdiction, as applicable; provided that in the case of an actual or perceived conflict of interest with respect to any of the foregoing counsel, one additional counsel in each relevant specialty or jurisdiction, as applicable, to each group of affected Indemnitees similarly situated and taken as a whole), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower), arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including the Transactions), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated

157672908_8

by the Borrower or any Subsidiary thereof, or any Environmental Claim related in any way to the Borrower or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (B) result from a claim brought by the Borrower or any Subsidiary thereof against an Indemnitee for breach in bad faith of such Indemnitee’s material obligations hereunder or under any other Loan Document, if the Borrower or such Subsidiary has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (C) result from any disputes solely among the Indemnitees (other than disputes involving claims against an Indemnitee in its capacity as such or fulfilling its role as an agent or arranger, the Sustainability Structuring Agent or any similar role under the Loan Documents) that do not arise from any act or omission of the Borrower or any of its Affiliates. This Section 11.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any Arranger, the Sustainability Structuring Agent, any Issuing Lender, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Arranger, such Issuing Lender, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time, or if the Total Credit Exposure has been reduced to zero, then based on such Lender’s share of the Total Credit Exposure immediately prior to such reduction) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to any Issuing Lender or the Swingline Lender solely in its capacity as such, only the Revolving Credit Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Credit Lenders’ Revolving Credit Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought or, if the Revolving Credit Commitment has been reduced to zero as of such time, determined immediately prior to such reduction); provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), any Arranger, the Sustainability Structuring Agent, such Issuing Lender or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such Arranger, the Sustainability Structuring Agent, such Issuing Lender or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 4.7.
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, each of the parties hereto agree that they shall not assert, and hereby waives, any claim against any other party hereto or any Indemnitee, on any theory of liability, for indirect, special, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing in this clause (d) shall limit the indemnity or reimbursement obligations of the Borrower to the extent such indirect, special, consequential or punitive damages are included in any third party claim in connection with which any Indemnitee is entitled to indemnification or reimbursement hereunder. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this

157672908_8

Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct and actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.
(e)    Payments. All amounts due under this Section shall be payable promptly after demand therefor.
(f)    Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.
SECTION 11.4    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, such Issuing Lender or the Swingline Lender or any of their respective Affiliates, irrespective of whether or not such Lender, such Issuing Lender, the Swingline Lender or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender, such Issuing Lender, the Swingline Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender or any Affiliate thereof shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.15 and, pending such payment, shall be segregated by such Defaulting Lender or Affiliate of a Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, the Swingline Lender and the Lenders, and (y) the Defaulting Lender or its Affiliate shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender or any of its Affiliates as to which such right of setoff was exercised. The rights of each Lender, each Issuing Lender, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender, the Swingline Lender or their respective Affiliates may have. Each Lender, such Issuing Lender and the Swingline Lender agree to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 11.5    Governing Law; Jurisdiction, Etc.
(a)    Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.
(b)    Submission to Jurisdiction. Each party hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any other party hereto or any Related Party of any party hereto in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

157672908_8

(c)    Waiver of Venue. Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.
SECTION 11.6    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 11.7    Reversal of Payments. To the extent the Borrower makes a payment or payments to the Administrative Agent for the ratable benefit of any of the Lender Parties or to any Lender Party directly or the Administrative Agent or any Lender Party receives any payment or any Lender Party exercises its right of setoff, which payments or proceeds (including any proceeds of such setoff) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, other Applicable Law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent, and each Lender and each Issuing Lender severally agrees to pay to the Administrative Agent upon demand its (or its applicable Affiliate’s) applicable ratable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent plus interest thereon at a per annum rate equal to the Overnight Rate from time to time in effect.
SECTION 11.8    Successors and Assigns; Participations.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (other than a Defaulting Lender) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Arrangers and the Sustainability Structuring Agent and the Related Parties of each of the Administrative Agent, the Arrangers, the Sustainability Structuring Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its

157672908_8

Revolving Credit Commitment and the Loans at the time owing to it); provided that, in each case with respect to any Credit Facility, any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment and/or the Loans at the time owing to it (in each case with respect to any Credit Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000, unless each of the Administrative Agent and, so long as no Event of Default under Section 9.1(a), (b), (h) or (i) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Revolving Credit Commitment assigned;
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing under Section 9.1(a), (b), (h) or (i) at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
(C)    the consents of the Issuing Lenders and the Swingline Lender (such consents not to be unreasonably withheld or delayed) shall be required for any assignment.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that (A) only one such fee will be payable in connection with simultaneous assignments to two or more related Approved Funds by a Lender and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of its Subsidiaries or Affiliates, (B) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), (C) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming

157672908_8

a Lender hereunder, would constitute any of the foregoing Persons described in this clause (v) or (D) any Disqualified Institution.
(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lenders, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Credit Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.8, 4.9, 4.10, 4.11 and 11.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section (other than a purported assignment to a natural Person or the Borrower or any of the Borrower’s Subsidiaries or Affiliates, which shall be null and void).
(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, any Issuing Lender or the Swingline Lender, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, a Defaulting Lender or the Borrower or any of the Borrower’s Subsidiaries or Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the

157672908_8

performance of such obligations and (iii) the Borrower, the Administrative Agent, each Issuing Lender, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.3(c) with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 11.2(b), (c), (d) or (e) that directly and adversely affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.9, 4.10 and 4.11 (subject to the requirements and limitations therein, including the requirements under Section 4.11(g) (it being understood that the documentation required under Section 4.11(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 4.12 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 4.10 or 4.11, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 4.12(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 4.6 and Section 11.4 as though it were a Lender.
Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the United States Treasury Regulations (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)    Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.
(g)    Disqualified Institutions. (i) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be

157672908_8

considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this clause (g)(i) shall not be void, but the other provisions of this clause (g) shall apply.
(ii)    If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Revolving Credit Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Revolving Credit Commitment and/or (B) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 11.8), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.
(iii)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any Plan, each Disqualified Institution party hereto hereby agrees (1) not to vote on such Plan, (2) if such Disqualified Institution does vote on such Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the United States Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
(iv)    The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same.
SECTION 11.9    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Sustainability Structuring Agent, the Lenders and each Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective Related Parties in connection with the Credit Facility, this Agreement, the transactions contemplated hereby or in connection with marketing of services by such Affiliate or Related Party to the Borrower or any of its Subsidiaries (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by, or required to be disclosed to, any regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National

157672908_8

Association of Insurance Commissioners) or in accordance with the Administrative Agent’s, the Sustainability Structuring Agent’s, such Issuing Lender’s or any Lender’s regulatory compliance policy if the Administrative Agent, the Sustainability Structuring Agent, such Issuing Lender or such Lender, as applicable, deems such disclosure to be necessary for the mitigation of claims by those authorities against the Administrative Agent, the Sustainability Structuring Agent, such Issuing Lender or such Lender, as applicable, or any of its Related Parties (in which case, the Administrative Agent, the Sustainability Structuring Agent, such Issuing Lender or such Lender, as applicable, shall use commercially reasonable efforts to, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify the Borrower, in advance, to the extent practicable and otherwise permitted by Applicable Law), (c) as to the extent required by Applicable Laws or regulations or in any legal, judicial, administrative proceeding or other compulsory process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document, or any action or proceeding relating to this Agreement or any other Loan Document, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement and, in each case, their respective financing sources or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder (it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (f)), (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Credit Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facility, (h) with the consent of the Borrower, (i) deal terms and other information customarily reported to Thomson Reuters, other bank market data collectors and similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of the Loan Documents, (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Sustainability Structuring Agent, any Lender, any Issuing Lender or any of their respective Affiliates from a third party that is not, to such Person’s knowledge, subject to confidentiality obligations to the Borrower, (k) to the extent that such information is independently developed by such Person, (l) to the extent required by an insurance company in connection with providing insurance coverage or providing reimbursement pursuant to this Agreement or (m) for purposes of establishing a “due diligence” defense. For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary thereof relating to the Borrower or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, the Sustainability Structuring Agent, any Lender or any Issuing Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary thereof; provided that, in the case of information received from the Borrower or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 11.10    All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied (other than contingent indemnification obligations not then due), any of the Revolving Credit Commitments remain in effect or the Credit Facility has not been terminated.
SECTION 11.11    Survival.
(a)    All representations and warranties set forth in Article VI and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those

157672908_8

that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders, the Administrative Agent or the Sustainability Structuring Agent or any borrowing hereunder.
(b)    Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XI and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.
SECTION 11.12    Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.
SECTION 11.13    Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction. In the event that any provision is held to be so prohibited or unenforceable in any jurisdiction, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such provision to preserve the original intent thereof in such jurisdiction (subject to the approval of the Required Lenders).
SECTION 11.14    Counterparts; Integration; Effectiveness; Electronic Execution.
(a)    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, any Issuing Lender, the Swingline Lender, the Sustainability Structuring Agent and/or the Arrangers, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.
(b)    Electronic Execution. The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by

157672908_8

the Administrative Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent, the Sustainability Structuring Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof.  Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Sustainability Structuring Agent and the Borrower, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (B) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.
SECTION 11.15    Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Loan Document shall have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized or otherwise satisfied in a manner acceptable to the applicable Issuing Lender) and the Revolving Credit Commitments have been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.
SECTION 11.16    USA PATRIOT Act; Anti-Money Laundering Laws. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act or any other Anti-Money Laundering Laws, each of them is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the PATRIOT Act or such Anti-Money Laundering Laws.
SECTION 11.17    Independent Effect of Covenants. The Borrower expressly acknowledges and agrees that each covenant contained in Articles VII or VIII hereof shall be given independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VII or VIII, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles VII or VIII.
SECTION 11.18    No Advisory or Fiduciary Responsibility.
(a)    In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Sustainability Structuring Agent, the Arrangers and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Administrative Agent, the Sustainability Structuring Agent, the Arrangers and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Administrative Agent, the Sustainability Structuring Agent, the Arrangers or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Sustainability Structuring Agent, any Arranger or any Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, the Sustainability Structuring Agent, the Arrangers or the Lenders has

157672908_8

any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Sustainability Structuring Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Administrative Agent, the Sustainability Structuring Agent, the Arrangers or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Administrative Agent, the Sustainability Structuring Agent, the Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.
(b)    The Borrower acknowledges and agrees that the Sustainability Structuring Agent, each Lender, the Arrangers and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if the Sustainability Structuring Agent, such Lender, such Arranger or such Affiliate thereof were not the Sustainability Structuring Agent, a Lender or an Arranger or an Affiliate thereof (or an agent or any other person with any similar role under the Credit Facilities) and without any duty to account therefor to any other Lender, the Arrangers, the Borrower or any Affiliate of the foregoing.  Each Lender, the Sustainability Structuring Agent, each Arranger and any Affiliate thereof may accept fees and other consideration from the Borrower or any Affiliate thereof for services in connection with this Agreement, the Credit Facility or otherwise without having to account for the same to any other Lender, the Sustainability Structuring Agent, any Arranger, the Borrower or any Affiliate of the foregoing.
SECTION 11.19    Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control.
SECTION 11.20    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
SECTION 11.21    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of

157672908_8

the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    As used in this Section 11.21, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
[Signature pages to follow]

157672908_8

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

ADVANCED MICRO DEVICES, INC., as Borrower

By:	/s/ Devinder Kumar
Name:	Devinder Kumar
Title:	Executive Vice President, Chief Financial Officer and Treasurer

Advanced Micro Devices, Inc.
Credit Agreement (2022)
Signature Page

AGENTS AND LENDERS:
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swingline Lender, an Issuing Lender and a Lender
By: /s/ James Nealon
Name: James Nealon
Title: Vice President

Advanced Micro Devices, Inc.
Credit Agreement (2022)
Signature Page

BANK OF AMERICA, N.A., as a Lender
By: /s/ Ravi Patel
Name: Ravi Patel
Title: Vice President

Advanced Micro Devices, Inc.
Credit Agreement (2022)
Signature Page

JPMORGAN CHASE BANK, N.A., as a Lender
By: /s/ John G. Kowalczuk
Name: John G. Kowalczuk
Title: Executive Director

Advanced Micro Devices, Inc.
Credit Agreement (2022)
Signature Page

BARCLAYS BANK PLC, as a Lender
By: /s/ Manuel Rubiano
Name: Manuel Rubiano
Title: Vice President

Advanced Micro Devices, Inc.
Credit Agreement (2022)
Signature Page

CREDIT SUISSE AG, NEW YORK BRANCH, as a Lender
By: /s/ Doreen Barr
Name: Doreen Barr
Title: Authorized Signatory
By: /s/ Michael Dieffenbacher
Name: Michael Dieffenbacher
Title: Authorized Signatory

Advanced Micro Devices, Inc.
Credit Agreement (2022)
Signature Page

GOLDMAN SACHS BANK USA, as a Lender
By: /s/ Rebecca Kratz
Name: Rebecca Kratz
Title: Authorized Signatory

Advanced Micro Devices, Inc.
Credit Agreement (2022)
Signature Page

MORGAN STANLEY BANK, N.A., as a Lender
By: /s/ Michael King
Name: Michael King
Title: Authorized Signatory

Advanced Micro Devices, Inc.
Credit Agreement (2022)
Signature Page

MUFG BANK, LTD., as a Lender
By: /s/ Lillian Kim
Name: Lillian Kim
Title: Director

Advanced Micro Devices, Inc.
Credit Agreement (2022)
Signature Page

BANK OF CHINA, LOS ANGELES BRANCH, as a Lender
By: /s/ Yong Ou
Name: Yong Ou
Title: SVP & Branch Manager

Advanced Micro Devices, Inc.
Credit Agreement (2022)
Signature Page

CITIBANK, N.A., as a Lender
By: /s/ Robert G. Shaw
Name: Robert G. Shaw
Title: Corporate Vice President

Advanced Micro Devices, Inc.
Credit Agreement (2022)
Signature Page

THE BANK OF NEW YORK MELLON, as a Lender
By: /s/ Thomas J. Tarasovich, Jr.
Name: Thomas J. Tarasovich, Jr.
Title: Vice President

Advanced Micro Devices, Inc.
Credit Agreement (2022)
Signature Page

STANDARD CHARTERED BANK, as a Lender
By: /s/ Kristopher Tracy
Name: Kristopher Tracy
Title: Director - Financing Solutions

Advanced Micro Devices, Inc.
Credit Agreement (2022)
Signature Page